  Registration No. 024-10363

SECURITIES AND EXCHANGE COMMISSION

____________________

POST QUALIFICATION AMENDMENT NO. 5

TO

FORM 1-A

REGULATION A OFFERING STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________

STEUBEN TRUST CORPORATION

(Exact name of issuer as specified in its charter)

NEW YORK

(State or other jurisdiction of incorporation or organization)

One Steuben Square, Hornell, New York 14843-1699

(607) 324-5010

(Address, including zip code, and telephone number, including area code,

of issuer’s principal executive offices)

____________________

Helen A. Zamboni, Esq.

UNDERBERG & KESSLER LLP

300 Bausch & Lomb Place

Rochester, New York 14604

(585) 258-2800

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

____________________________

6022	16-1368310
Primary Standard Industrial	I.R.S. Employer
Classification Code Number	Identification Number

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ X ]

This Offering Statement shall only be qualified upon order of the Commission, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

PART I

NOTIFICATION

Item 1.     Significant Parties

List the full names and business and residential addresses, as applicable, for the following persons:

(a) and (b):The Issuer’s Directors and Officers:

NameBusiness AddressResidence Address

Robert U. Blades, Jr.Blades Holding Company, Inc.1609 Heather Heights

DirectorHornell, New York 14843Hornell, New York 14843

Brenda L. CopelandOne Steuben Square5863 Dineen Road

President, Chief ExecutiveHornell, New York 14843-1699Hornell, New York 14843

Officer and Director

Michael E. DavidsonDavidson’s Furniture212 Main Street

Director161 Main StreetHornell, NY  14843

 Hornell, NY  14843

Charles M. EdmondsonAlfred University71 Pine Hill Drive

DirectorSaxon Drive, Carnegie HallAlfred, New York 14802

 Alfred, New York 14802

Mary E. HilfigerOne Steuben Square80 Bennett Street

Corporate SecretaryHornell, New York 14843-1699Hornell, New York 14843

Stoner E. Horey(Not applicable)3461 Pierce Road

DirectorCanisteo, New York 14823

L. Victor Myers(Not applicable)8067 Gleason Road

DirectorLima, NY  14485

James P. NicoloffOne Steuben Square62 Maple Street

Executive Vice President,Hornell, New York 14843-1699Hornell, New York 14843

Treasurer and

Chief Financial Officer

Charles D. OliverCharles F. Oliver & Son8 North Street

Director17 South Church StreetCanaseraga, New York 14822

 Canaseraga, New York 14822

Amanda S. ParkerParker & Lubanski, CPAs. LLP68 Covington Street

Director1 Lake Street, Suite 203Perry, New York 14530

 Perry, New York  14530

David A. ShultsShults & Shults66 Maple Street

Chairman of the Board 9 Seneca StreetHornell, New York 14843

and DirectorHornell, New York 14843

Eric ShultsShults & Shults427 Seneca Road

Director9 Seneca StreetHornell, New York 14843

 Hornell, New York 14843

Sherry C. Walton(not applicable)4165 Grandview Avenue

DirectorWellsville, New York 14895

Brian L. WilkinsWilkins RV423 Seneca Road

 7520 State Route 415Hornell, New York 14843

 Bath, New York  14810

(c)The Issuer has no general partners.

(d) The record owners of 5% or more of any class of the Issuer’s equity securities:

 NameBusiness AddressResidence Address

 Steuben Trust Company,One Steuben Square(not applicable)

 as Trustee for Richard W.Hornell, New York 14843-1699

 Bradley QTIP Trust

 David A. Shults9 Seneca Street66 Maple Street

 Hornell, New York 14843Hornell, New York 14843

 Dick T. HollandsNot applicable900 N Taylor St. #238

 McLean, Virginia 22102-3419

(e)The beneficial owners of 5% or more of any class of the Issuer’s equity securities:

 See responses under (d) above.

(f)Promoters of the Issuer:  Not applicable.

(g)Affiliates of the Issuer:Affiliates of the issuer are its banking subsidiary, Steuben Trust Company, and a subsidiary trust, Steuben Statutory Trust II.

(h)Counsel to the issuer with respect to the proposed offering:

 Underberg & Kessler LLP, 300 Bausch & Lomb Place, Rochester, New York 14604

(i) through (m):

 Each underwriter with respect to the proposed offering; the underwriter’s directors; the underwriter’s officers; the underwriter’s general partners; and counsel to the underwriter:

 In each case, not applicable.

Item 2.     Application of Rule 262

 (a)No person identified in response to Item 1 is subject to any of the disqualification provisions set forth in Rule 262.

 (b)Not applicable

.

Item 3.     Affiliate Sales

 Not applicable.

Item 4.     Jurisdictions in Which Securities Are to be Offered

 (a)None.

 (b)The Common Stock to be offered by the Issuer in its Share Owner Dividend Reinvestment and Stock Purchase Plan (“Plan”) will be offered to the Issuer’s existing shareholders who reside in the states of: Arizona, Arkansas, California, Colorado, Connecticut, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, New Jersey, New York, North Carolina, Ohio, Oregon, Pennsylvania, Tennessee, Texas, Virginia, and Washington.  The Plan and any shares of Common Stock purchased by the Issuer for such Plan are being offered to existing shareholders of the Issuer by delivery of the final Offering Circular by United States mail.

Item 5.     Unregistered Securities Issued or Sold Within One Year

 Not applicable.

Item 6.     Other Present or Proposed Offerings

 None.

Item 7.     Marketing Arrangements

 None; not applicable.

Item 8.     Relationship With Issuer of Experts Named in Offering Statement

 Not applicable.

Item 9.     Use of a Solicitation of Interest Document

 No; not applicable.

PART II

OFFERING CIRCULAR

OFFERING CIRCULAR

STEUBEN TRUST CORPORATION

SHARE OWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

___________________

165,000 shares of Common Stock

$1.00 par value

TO THE COMMON SHAREHOLDERS OF STEUBEN TRUST CORPORATION:

(“STC” or the “Company”) Share Owner Dividend Reinvestment and Stock Purchase Plan (the “Plan”).  The Plan offers our shareholders who own the Company’s Common Stock the opportunity to automatically reinvest any cash dividends on your Common Stock in the purchase of additional shares of Common Stock.  No brokerage commissions, fees, or service charges will be paid by shareholders participating in the Plan for purchases of shares made under the Plan.

 Dividends will be reinvested on a quarterly basis as paid.  The Plan may purchase shares of Common Stock on the open market or from the Company for the accounts of participants in the Plan, as further described herein.

 Shareholders may enroll in the Plan by completing the enclosed Authorization Form and returning it to American Stock Transfer and Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219, the Company’s Agent for administering the Plan.  Shareholders enrolled in the Plan will continue in the Plan until they notify American Stock Transfer and Trust Company, LLC in writing that they wish to withdraw from participation in the Plan.

 If you do not wish to participate in the Plan, you do not need to take any action.  You will continue to receive your cash dividends, if and when declared, by check or previously authorized direct deposit.

 Additional information about the Plan is provided in question-and-answer form in this Prospectus.  Should any additional questions arise, please contact us.

 Sincerely,

 Brenda L. Copeland,

 President and Chief Executive Officer

_____________________________

This Offering Circular relates to 165,000 shares of Common Stock, par value $1.00 per share, of the Company registered for sale under the Plan.  Please retain this Offering Circular for future reference.

The date of commencement of this offering is ____________, 2016.

STEUBEN TRUST CORPORATION

One Steuben Square

Hornell, New York 14843-1699

(607) 324-5010

165,000 shares of Common Stock

 All the shares of Common Stock offered hereby are being sold by Steuben Trust Corporation (“STC” or the “Company”).  There is no public market for the Common Stock and it is unlikely that a public market will develop as a result of this Offering.  The Company does not intend to list the Common Stock on any securities exchange or the NASDAQ Stock Market.  The offering price will be determined as set forth in the Plan, a copy of which is attached hereto as Annex 1.

 THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE.  THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

SEE “RISK FACTORS” BEGINNING ON PAGE 6 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

	Price to Public (1)	Underwriting Discounts and Commissions	Proceeds to the Company
Per Share	$____	$ -0-	$ ____
Total	$____	$ -0-	$ ____

(1) As described in the Offering Circular under the heading “Plan Of Distribution—Share Owner Dividend Reinvestment And Stock Purchase Plan—Purchases” the maximum price to the public will be the greater of (a) the weighted-average stock price for the Company’s stock over the 90 days preceding the “ex-dividend” date, (b) the simple average stock price for the Company’s stock over the 90 days preceding the “ex-dividend” date or (c) the Company’s book value as of the end of the month in which the dividend is declared. In the event that the Board of Directors determines this does not reflect the stock’s fair market value, stockholders will be so notified by a supplement to this Offering Circular.

The date of this Offering Circular is March 22, 2016

THE SHARES OF COMMON STOCK OFFERED HEREUNDER ARE NOT A DEPOSIT OR AN ACCOUNT OF OUR BANK SUBSIDIARY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

THIS OFFERING CIRCULAR IS NOT AN OFFER TO SELL OUR COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY OUR COMMON STOCK EXCEPT TO OUR EXISTING SECURITY HOLDERS.

ANNEX 1 -- DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

ANNEX 2 -- AUTHORIZATION FORM FOR PARTICIPATION IN PLAN

SUMMARY

 The Plan provides all holders of the Company’s Common Stock the ability to automatically reinvest all or a portion of any cash dividends declared by the Company or to voluntarily invest certain additional cash payments into additional shares of Common Stock.  This Offering Circular explains the potential risks to those investing funds through the Plan and provides detailed information with respect to the purpose, advantages, administration, participation, and costs associated with investing through the Plan.  In addition, the Offering Circular gives detailed information with respect to making purchases under the Plan, and how and when an investor may withdraw from the Plan.

 Finally, the Offering Circular gives detailed information with respect to the Company, its business, and competition.  This information includes statistical, financial, and descriptive detail of the Company’s lending activities, as well as the regulation and supervision of the Company by Federal and New York State authorities.  The capitalization of the Company is also discussed, as well as its management.

SELECTED FINANCIAL AND OTHER DATA (Unaudited)

The following tables set forth our selected consolidated historical financial and other data for the years indicated.  The information at December 31, 2015 and 2014 and for the years ended is derived from consolidated financial statements and notes thereto beginning on page F-1.  The selected consolidated financial data below should be read in conjunction with our consolidated financial statements and the accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations. The historical results are not necessarily indicative of results that may be expected for any future period.

Condensed Consolidated Statements of Condition
	December 31,
	2015	2014
	(Dollars in Thousands)
Assets
Cash and Due From Banks	$8,156	$10,374
Loans, net	277,468	265,857
Investment Securities	180,714	174,980
Premises & Equipment	6,684	6,914
Other Assets	16,676	16,616
Total Assets	$489,698	$474,741

Liabilities
Deposits	$394,598	$383,364
Borrowings	39,000	38,500
Subordinated Debentures	2,062	2,062
Accrued Interest Payable	66	99
Other Liabilities	4,905	4,941
Total Liabilities	$440,631	$428,966
Shareholders’ Equity
Common Stock	$1,749	$1,738
Additional Paid-In Capital	5,141	4,818
Undivided Profits	44,640	41,339
Accumulated Other Comprehensive Income	80	392
Treasury Stock	(2,543)	(2,512)
Total Equity	49,067	45,775
Total Liabilities and Shareholders’ Equity	$489,698	$474,741

Condensed Consolidated Statements of Income
(Dollars in Thousands Except Per Share Amounts)

	Twelve Months Ended
	12/31/15	12/31/14
Interest Income	$17,340	$16,501
Interest Expense	1,037	1,066
Net Interest Income	16,303	15,435
Provision for Loan Losses	310	357
Net Interest Income After Provision for Loan Losses	15,993	15,078
Other Operating Income	4,600	4,850
Operating Expenses	13,605	13,013
Income Before Income Tax	6,988	6,915
Income Tax	1,865	2,000
Net Income	5,123	4,915
Less: net inc. attrib. to non-controlling interest	---	46
Net income available to Steuben Trust Corporation	$5,123	$4,869
Basic Earnings Per Share	$3.12	$2.97
Diluted Earnings Per Share	$3.11	$2.97

Other Financial Information
	Year ended December 31,
	2015	2014
Return on Average Assets	1.04%	1.06%
Return on Average Equity	10.71%	10.80%
Dividend Payout Ratio	35.56%	35.28%

RISK FACTORS

 PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION CONCERNING THE COMPANY AND ITS BUSINESS CONTAINED IN THIS OFFERING CIRCULAR BEFORE PURCHASING THE SHARES OFFERED HEREBY.

THE COMPANY MAY BE UNABLE TO PAY DIVIDENDS OR ITS ABILITY TO PAY DIVIDENDS MAY BE RESTRICTED.

 The Company's ability to pay dividends to holders of its Common Stock is dependent on receipt of cash dividends from its wholly-owned subsidiary, Steuben Trust Company (the “Bank”).  Federal regulations limit the amount of cash dividends which the Bank may pay to the Company and may restrict the amount of dividends payable by the Company.  Failure to obtain sufficient funds from the Bank to make periodic dividend payments will adversely affect the Company's ability to pay dividends to the holders of the Common Stock.  The Bank’s ability to make dividend payments is subject to the Bank maintaining profitable operations.  There can be no assurance that future earnings will support dividend payments to the Company.

 The Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) has the power to prohibit the payment of dividends by a bank holding company if actions by such a company constitute an unsafe or unsound practice.  The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board's view that a bank holding company should pay cash dividends only to the extent that the company's net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the company's capital needs, asset quality, and overall financial condition.  The Federal Reserve Board indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends.  Federal Reserve Board policy also requires that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity.  These policies could affect the ability of the Company to pay cash dividends.

 Federal legislation also prohibits depository institutions insured by the Federal Deposit Insurance Corporation (the “FDIC”), such as the Bank, from paying dividends or making capital distributions that would cause the institution to fail to meet minimum capital requirements.  In addition, under the New York Banking Law, the Bank may only pay dividends up to an amount equal to its net profits for the current year combined with its retained net profits of the preceding two years.

NO PUBLIC MARKET FOR STOCK; COMPANY NOT REQUIRED TO FILE PERIODIC REPORTS WITH THE SEC

 There is no public market for the Company’s Common Stock offered hereby and there can be no assurance that any trading market will develop at any time in the future.  Additionally, the Common Stock offered hereby is offered pursuant to an exemption from the registration requirements under the Securities Act pursuant to SEC Regulation A as a Tier 1 offering.  The Company is not and will not be required to file periodic reports with the SEC as a result of this Offering or otherwise be subject to the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the rules of the SEC applicable to reporting companies.  Such a reporting obligation would not arise unless and until the Company has 2,000 shareholders of record.  In order to avoid the direct and indirect costs of being a reporting company, the Company intends to attempt to stay below 2,000 record shareholders.

NO PUBLIC MARKET FOR STOCKS; MAY BE SUBJECT TO PRICE FLUCTUATIONS

 The Company’s stock is thinly traded and as a result may be more subject to price fluctuations than a more widely held and traded stock.

SIGNIFICANT COMPETITION FROM BANKS AND OTHER FINANCIAL INSTITUTIONS OFFERING SIMILAR SERVICES

 The Company faces significant competition from many banks, savings institutions, and other financial institutions, which have branch offices or otherwise operate in the Company's market area, as well as many other companies now offering a variety of financial services.  Many of these competitors have substantially greater financial resources than the Company, including a larger capital base that allows them to attract customers seeking larger loans than the Bank is able to make.

LOCAL, NATIONAL, AND INTERNATIONAL ECONOMIC CONDITIONS AND GOVERNMENT MONETARY AND FISCAL POLICIES MAY ADVERSELY IMPACT PROFITABILITY

 Commercial banking is affected, directly and indirectly, by local, domestic and international economic and political conditions, and by government monetary and fiscal policies.  Conditions such as inflation, recession, unemployment, volatile interest rates, tight money supply, real estate values, international conflicts and other factors beyond the control of the Company and the Bank may adversely affect the potential profitability of the Company and the Bank.  The Company is not immune from the effects of the global economy.  Maintaining profitability remains an ongoing challenge.  It should be noted that the recent recovery in the stock market has improved the overall wealth of many households.  However, most of this additional wealth is in 401(k) plans or other retirement accounts.  Therefore, the spending power of these households has not been greatly increased.  Volatility in the stock market remains a risk to household wealth levels as well as consumer confidence.  Generally, the unemployment rates have recovered from the historic highs from a few years ago.  However, the Company is sensitive to regional factors due to its geographic concentration.

FEDERAL AND STATE REGULATIONS COULD AFFECT THE COMPANY AND THE BANK BY INCREASING COSTS OF OPERATIONS

 The operations of the Company and the Bank are heavily regulated and will be affected by present and future legislation and by the policies established from time to time by various federal and state regulatory authorities.  In particular, the monetary policies of the Federal Reserve Board have had a significant effect on the operating results of banks in the past and are expected to continue to do so in the future.  In addition, the Company is regulated by the Federal Reserve Board under the federal Bank Holding Company Act of 1956 as amended, and the Bank is regulated both by the New York State Department of Financial Services and by the FDIC.  Changes in applicable laws and regulations resulting from the current turmoil in the financial markets are anticipated.  These may result in increased cost of operations for the Company. Increased regulation is highly likely and as a result the Bank’s operations may be affected, and its costs of compliance may rise.

 The Dodd-Frank Act, enacted in July 2010, represents a comprehensive overhaul of the US financial services industry and requires federal agencies to implement new rules.  These new rules will include, among other things, changes to consumer and mortgage origination requirements.

 In July 2013, the Federal Reserve and the Bank’s primary federal regulator, the FDIC and other regulatory agencies published final rules (the Basel III Capital Rules) that revised their leverage and risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act.  Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property.  The final rule also requires unrealized gains and losses on certain available-for-sale securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-in or opt-out is exercised.  The rule limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital risk-based weighted assets in addition to the amount necessary to meeting its minimum risk-based capital requirements.

 The final rule became effective for the Bank on January 1, 2015.  The capital conservation buffer requirement has been phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer requirement will be effective.  The final rule also implemented consolidated capital requirements, effective January 1, 2015.

OPERATIONS OF THE COMPANY AND THE BANK DEPEND IN LARGE PART ON EXISTING MANAGEMENT

 The operations of the Company and the Bank to date have been largely dependent on existing management.  The loss to the Company or the Bank of one or more of its existing executive officers could have a material adverse effect on the Company's business and results of operations.

GEOGRAPHIC CONCENTRATION OF LOAN PORTFOLIO

 The bank’s primary lending markets are the New York counties of Steuben, Allegany, Livingston, Wyoming, Erie and Monroe. Therefore, despite the bank’s diversification efforts, we are still reliant on the economy in this region as well as at risk to any natural disasters in the area.

MANAGEMENT, THROUGH A LARGE PERCENTAGE OF OWNERSHIP, COULD CONTROL CERTAIN SHAREHOLDER VOTES

 As of December 31, 2015, Directors and officers of the Company and their affiliates owned, or had power to vote approximately 30.0% of the Company's outstanding shares of Common Stock.  This includes stock options that are either vested, or will be vested within 60 days of December 31, 2015.  Management, by virtue of this concentration of stock ownership, may be able to control the election of the Company’s Directors and to control the outcome of actions requiring shareholder approval.

CERTAIN PROVISIONS MAY DETER OR DISCOURAGE A CHANGE IN THE CONTROL OF THE COMPANY

 The Company’s Certificate of Incorporation, Bylaws and the New York Business Corporation Law contain certain provisions which may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for shares of Common Stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of Common Stock or removal of the Company's management.

TEN LARGEST SHAREHOLDERS MAY BE LIABLE FOR UNPAID WAGES AND SALARIES

 New York Business Corporation Law Section 630 holds the ten largest shareholders of a New York corporation liable for any wages or salaries that an employee or laborer is unable to collect from the Company.  Under Section 630, each of the ten largest shareholders of the Company could be personally liable for any wages or salaries earned for services provided to the Company for which the Company fails to make payment.

OUR ALLOWANCE FOR PROBABLE LOAN LOSSES MAY BE INSUFFICIENT

 We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense.  This reserve represents our best estimate of probable incurred losses within the existing portfolio of loans.  The allowance, in our judgment, is necessary to reserve for probable losses and risks incurred in the loan portfolio.  The level of the allowance reflects our ongoing evaluation of various factors, including growth of the portfolio, an analysis of individual credits, adverse situations that could affect a borrower’s ability to repay, prior and current loss experience, the results of regulatory examinations, and current economic conditions.  The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes.  Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors both within and outside our control, including the possible collapse or insolvency of major area employers as a result of the current recession, may require an increase in the allowance for loan losses.  In addition, bank regulators periodically review our allowance for loan losses and may require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management.  In addition, if charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses.  Any increases in the allowance for loan losses will result in a decrease in net income and possibly capital, and may have a material adverse effect on our financial condition and results of operations.

OUR INFORMATION SYSTEMS MAY EXPERIENCE AN INTERRUPTION OR BREACH IN SECURITY

 We rely heavily on communications and information systems to conduct our business.  Any failure, interruption or breach in security of these systems could result in failures or disruptions in our general ledger, deposit, loan and other systems, including risks to data integrity.  While we have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

 The Bank has a comprehensive Business Resumption Contingency Plan that sets forth plans and procedures for various types of identified risks including but not limited to fire, flooding, environmental disasters and technical causes. The plan is updated periodically and approved by the Board of Directors on an annual basis.  A key component of the plan includes backup and recovery procedures for our core operating system.  The Bank has a contract with a third party (Sungard) for this service, which includes the use of a test site in the event of an emergency.  Employees of the Bank perform a restoration of the core system on an annual basis at the test site.

OUR RESULTS MAY BE AFFECTED BY THE SOUNDNESS OF OTHER FINANCIAL INSTITUTIONS

 We engage in trading, clearing, counterparty, and other types of transactions with other financial services institutions. We regularly review our exposure to these other institutions.  However, a default by one or more of these institutions could adversely affect our results from operations and financial condition.

PLAN OF DISTRIBUTION

SHARE OWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

 The provisions of the Plan are discussed in question-and-answer form below.  Holders of shares of the Company’s Common Stock that do not wish to participate in the Plan will continue to receive cash dividends, if and when declared, by check as in the past or by previously authorized direct deposit.  Shareholders that wish to participate in the Plan will need to complete and submit an Authorization Form as discussed below.  The Plan, a copy of which is attached as Annex 1 to this Offering Circular, is incorporated herein by reference.  All recipients of this Offering Circular are urged to read the Plan in its entirety.

 The Plan provides holders of the Company’s Common Stock with a simple and convenient method of purchasing additional shares of Common Stock without fees of any kind.  Any holder of record of shares of Common Stock is eligible to join the Plan.

Participants in the Plan may:

 1.Reinvest dividends on all shares held by a participant.

 2.Reinvest dividends on less than all of the shares (minimum of 10% of share balance) held by a participant and continue to receive cash dividends on the other shares.

 3.Invest by making voluntary additional cash payments at any time in an amount not less than $100.00, but up to $5,000.00 per quarter, whether or not dividends are being reinvested, and provided the Plan participant does not reside in the state of Pennsylvania.

 If a dividend has been declared, cash payments will be invested on the dividend payment date after they are received.  Shares purchased will also be entitled to subsequent dividends.

Purpose

(1)What is the purpose of the Plan?

 The purpose of the Plan is to provide holders of record of the Company’s Common Stock with a simple, convenient and inexpensive method of investing cash dividends and additional voluntary cash payments in the purchase of additional shares of Common Stock without payment of any brokerage commissions or service charges.

Advantages

(2)What are the advantages of the Plan?

 Plan participants may purchase additional shares of Common Stock quarterly with reinvested cash dividends on all or less than all of the shares (minimum of 10% of share balance) of the Company’s Common Stock, which they own.  Except for Plan participants residing in Pennsylvania, participants also may elect to purchase additional shares of Common Stock quarterly with voluntary additional cash payments of a minimum of $100.00 per quarter, up to a maximum of $5,000.00 per quarter.  No commissions or service charges are paid by participants in connection with purchases under the Plan.  Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to a participant’s account.  In addition, dividends in respect of such fractions, as well as full shares, will be credited to a participant’s account.  Dividends on the shares in the participant’s account are automatically reinvested in the purchase of additional shares of Common Stock.  Participants are assured of safekeeping of shares credited to their accounts under the Plan.  Regular statements of account provide simplified record keeping.  The participant’s equity in the Company will increase with each dividend payment thereby generating additional dividend income to be invested.

Administration

(3)Who administers the Plan for participants?

 American Stock Transfer and Trust Company, LLC (the “Agent”), 6201 15th Avenue, Brooklyn, New York, will administer the Plan for participants, including all record keeping, sending statements of account to participants and performing other duties relating to the Plan.  Shares of Common Stock purchased under the Plan will be held by and registered in the name of the Agent or its nominee as agent for the participants in the Plan.

Participation

(4)How does a shareholder participate?

 A holder of record of shares of Common Stock may join the Plan by signing the Authorization Form, a copy of which is enclosed with this Offering Circular as Annex 2, and returning it to American Stock Transfer and Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219.  An Authorization Form and return envelope may be obtained at any time by calling 1-800-278-4353.  Written requests for Authorization Forms and return envelopes should be mailed to the Agent.  Shareholders may also join the Plan after reviewing the Offering Circular on the Agent’s website (www.amstock.com).  All holders of record of shares of Common Stock are eligible to participate in the Plan.  If a shareholder’s shares are held in the name of a broker or nominee, the ownership of the number of shares that the shareholder wishes to have participate in the Plan must first be transferred into the shareholder’s name in order to participate in the Plan.  (To affect such a transfer, a shareholder should contact his/her/its broker or nominee.)

(5)When may a shareholder join the Plan?

 A holder of record of shares of Common Stock may join the Plan at any time.  An optional cash payment may be made at any time, including when joining the Plan, by enclosing a check or money order with an Authorization Form.

 The Authorization Form must be received by the Agent no later than five business days prior to a record date for a dividend in order to reinvest that dividend through the Plan.  With respect to any Authorization Form received after such date, the reinvestment of dividends through the Plan will begin with the next succeeding dividend.

(6)What does the Authorization Form provide?

 The Authorization Form provides for the purchase of additional shares of Common Stock through the following investment options:

 1.Reinvest dividends paid on all shares held by a participant.

 2.Reinvest dividends paid on less than all of the shares held by a participant and continue to receive cash dividends on the other shares.

 3.Invest by making voluntary additional cash payments at any time of not less than $100.00 per quarter and not exceeding $5,000.00 per quarter, whether or not dividends are being reinvested.

 Cash dividends on shares credited to a participant’s account under the Plan are automatically reinvested in the purchase of additional shares of Common Stock.

(7) How may a participant change options under the Plan?

 A participant may change his/her/its investment option at any time by signing a new Authorization Form and returning it to the Agent.  Any change in option with respect to reinvestment of dividends must be received by the Agent at least five business days prior to the record date for the next succeeding dividend to allow sufficient time for processing. A participant also must submit an appropriately completed form at any time that a participant desires to make additional voluntary purchases of shares of Common Stock under the Plan.

Costs

(8)Are there any expenses to participants in connection with purchases under the Plan?

 No.  All brokerage commissions or service charges will be paid by the Company for open market or negotiated purchases of shares.  No brokerage fees or service charges will be charged for purchases of shares under the Plan directly from the Company.  All costs of administration of the Plan are paid by the Company.

Purchases

(9)What will be the price of shares of Common Stock purchased under the Plan?

 If original issue or treasury shares are purchased under the Plan directly from the Company, the Board of Directors has determined that the per share price of the Company’s Common Stock will be the greater of (a) the weighted-average stock price for the Company’s stock over the 90 days preceding the “ex-dividend” date, (b) the simple average stock price for the Company’s stock over the 90 days preceding the “ex-dividend” date or (c) the Company’s book value as of the end of the month in which the dividend is declared.  If the Board of Directors determines that the price so calculated does not reflect the fair market value of the Company’s Common Stock, Plan participants will be so notified by a supplement to this Offering Circular.

 For example, if the Company declares a dividend on January 14, 2016, to shareholders of record as of January 27, 2016, the “ex-dividend” date will be two business days prior to the record, or January 25, 2016.  Such dividend will be payable on February 8, 2016.  The look-back period for calculating the fair market value will be the period from October 27, 2016 through January 24, 2016, and the book value will be determined as of January 31, 2016.

 If shares are purchased under the Plan in the market or in privately negotiated transactions, such purchases will be made at prices not exceeding the price determined as set forth above, and the price to each participant’s account will be based on the average price of all shares so purchased.

(10)How many shares of Common Stock will be purchased for participants?

 The number of shares to be purchased for a participant depends on the amount of a participant’s dividends and the prevailing price for the common stock as determined as set forth in section (9) hereof, as applicable, of the Common Stock on the relevant purchase date.  As soon as possible following each dividend payment date, each participant’s Plan account will be credited with that number of shares, including fractional shares computed to three decimal places, equal to the amounts to be invested for a participant divided by the applicable purchase price.

(11)When will purchases of shares under the Plan be made?

 On each dividend payment date, the cash dividends payable on all shares held in a participant’s Plan account, together with any voluntary additional cash payments that have been received from a participant at least five business days prior to the record date for such dividend, will be applied by the Agent to the purchase of additional shares of Common Stock.  Cash dividends on all shares of Common Stock purchased for each participant’s Plan account will automatically be reinvested in additional shares of Common Stock as described herein and in the Plan documents.

(12)How will shares be purchased?

 The funds from cash dividends and voluntary additional cash payments will be used to acquire shares of Common Stock under the Plan in one or more of the four ways: (1) purchase newly issued shares directly from the Company; (2) purchase Treasury shares directly from the Company; (3) purchase outstanding shares in the market; (4) purchase shares in negotiated transactions.  If the Company sells newly issued and/or Treasury shares under the Plan, participants will become owners of such shares as of the dividend payment date. To the extent shares are purchased in the open market and/or in negotiated transactions, such shares will generally be purchased within ten business days following a dividend payment date, subject to the availability of shares in the market and to any regulatory restrictions on such purchases to which the Company may be subject. Plan participants will become owners of shares purchased for their accounts upon settlement of open market or privately negotiated purchases.

 The Company will make every effort to reinvest all dividends promptly after receipt. No interest will be paid on dividends or on voluntary additional cash payments pending investment of such funds. To the extent that any dividends and/or any voluntary additional cash payments cannot be reinvested in shares of Common Stock within 45 days following a dividend payment date, then the Company reserves the right to distribute the uninvested dividends to the participants and to return any voluntary additional cash payments received.

Voluntary Additional Cash Payments

(13)How are voluntary additional cash payments made?

 Except for Plan participants residing in Pennsylvania (see Page 39 of the Offering Circular), voluntary additional cash payments may be made at any time and the amount each time may be varied. A voluntary additional cash payment may be made when enrolling by enclosing a check or money order with an Authorization Form.  Payments may not be less than $100.00 per quarter and cannot exceed $5,000.00 per quarter.  The Agent will send a receipt for each voluntary additional cash payment together with a statement for use in making the next such payment.  Note that purchases of shares with voluntary additional cash payments will only be made quarterly as well, and that no interest will be paid on such voluntary cash payments received pending the investment of such funds.  Accordingly, it is suggested that shareholders desiring to make voluntary additional cash purchases of shares under the Plan submit such payments together with an appropriately completed form to the Agent toward the end of a quarter.

Withdrawal From Participation

(14)How does a participant withdraw from the Plan?

 In order to withdraw from the Plan, a participant must send a written request to the Agent.  When a participant withdraws from the Plan, certificates for whole shares credited to the participant’s account under the Plan will be issued and a cash payment will be made for any fraction of a share, based upon the most recent average per share purchase price of Common Stock made under the Plan prior to the effective date of the withdrawal multiplied by the fractional interest.

(15)When may a participant withdraw from the Plan?

 A participant may withdraw from the Plan at any time.  To be effective for a given dividend payment date, the withdrawal notice must be received by the Agent at least five business days prior to the record date for that dividend. Any notice of withdrawal received less than five business days prior to a dividend record date will not be effective until dividends paid for that record date have been reinvested and the shares credited to the participant’s Plan account.

(16)Can a participant re-enter the Plan after withdrawing?

 Yes, by following the procedure for initial enrollment (see Question 4).

Other Information

(17)Will certificates automatically be issued for shares of Common Stock purchased under the Plan?

 No. Unless requested by a participant, certificates for shares of Common Stock purchased under the Plan will not be issued.  All shares purchased will be held by the Agent as nominee of and for the benefit of Plan participants.  The number of shares purchased for each participant’s Plan account will be shown on a statement of account that each participant will receive at least quarterly from the Agent.  (This feature also protects against loss, theft or destruction of stock certificates.)

 Certificates for any number of full shares credited to a participant’s Plan account will be issued without charge upon written request.  Such shares remain eligible to participate in the Plan, and if a participant remains in the Plan, any remaining full shares and fractional interests in the participant’s Plan account will continue to participate in the Plan as well.

 The noncertificated shares credited to a participant’s Plan account cannot be pledged as collateral for a loan or other obligation of a participant.  A participant that wishes to pledge such shares must request that certificates for such shares be issued in his/her/its name.  Certificates representing fractional interests will not be issued under any circumstances.

(18)What happens when a participant who is reinvesting the cash dividends on shares registered in the participant’s name sells or transfers a portion of such shares?

 If a participant who is reinvesting the cash dividends on shares of Common Stock registered in his/her/its name disposes of a portion of such shares with respect to which he/she/it is participating in the Plan, the Agent will continue to reinvest the dividends on the remainder of such shares that are participating in the Plan.

(19)What happens when a participant sells or transfers all of the shares registered in the participant's name?

 If a participant disposes of all shares of Common Stock registered in his/her/its name, the Agent will continue to reinvest the dividends on any remaining shares credited to the participant’s Plan account unless the participant also withdraws those shares held in his/her/its Plan account as well.

(20)How may a participant transfer shares held in the participant’s Plan account?

 A Plan participant that wishes to transfer shares held in his/her/its Plan account must first withdraw those shares from the Plan.  Upon the receipt of the certificate(s) representing such shares, the participant may then transfer those shares as the participant would any other securities including without limitation, compliance with applicable federal and state laws.

(21)If the Company has a rights offering, how will a participant’s entitlement be computed?

 A participant’s entitlement in a rights offering will be based on the participant’s total holdings -- just as the participant's dividend is computed each quarter.  Rights certificates will be issued for the number of whole shares only, however, and rights based on a fraction of a share held in a participant’s Plan account will be sold for the participant’s account and the net proceeds will be treated as an optional cash payment.

(22)What happens if the Company issues a stock dividend or declares a stock split?

 Any shares of Common Stock distributed as a result of a stock dividend or stock split by the Company on shares credited to the account of a participant under the Plan will be added to the participant’s Plan account.  Stock dividends or split shares distributed on shares registered in the name of the participant will be mailed directly to the shareholder in the same manner as to shareholders who are not participating in the Plan.

(23)How will a participant’s Plan shares be voted at meetings of shareholders?

 All shares of Common Stock credited to a participant’s Plan account will be voted as the participant directs.  If on the record date for a meeting of shareholders there are shares credited to a participant’s Plan account, the participant will be sent the proxy material for that meeting.  If the participant returns an executed proxy card in a timely fashion, it will be voted in accordance with the instructions so received with respect to all shares credited to the participant’s Plan account.  All such shares may also be voted in person at any meeting of shareholders.  If the participant does not execute and return a proxy card in a timely fashion and does not attend the meeting and vote such shares in person, such shares will not be voted at that meeting.

(24)What are the federal income tax consequences of participation in the Plan?

 The Company has not received a ruling from the Internal Revenue Service concerning the federal income tax consequences of participating in the Plan.  Participants are urged to consult their own tax advisers before joining the plan.  However, a general discussion of certain tax consequences follows:

 (a)A participant in the Plan will be treated for federal income tax purposes as having received, on the dividend payment date, a dividend in an amount equal to the fair market value on the dividend payment date of the shares of Common Stock credited to the participant’s Plan account.  To the extent that dividends paid by the Company to its shareholders are treated as made from the Company’s earnings and profits, those dividends are taxed in accordance with the provisions of the Internal Revenue Code for federal income tax purposes.  The Company has sufficient earnings and profits such that participants can expect that the full amount of any dividends paid will be currently taxable to Plan participants.

 (b)The tax basis of shares purchased with reinvested dividends will equal the average price at which all shares were acquired with respect to a specific dividend payment.  Likewise, for each quarterly purchase of shares made with voluntary additional cash payments, the tax basis of such shares will equal the average price at which all such shares were acquired.

 (c)A participant’s holding period for shares acquired pursuant to the Plan both with reinvested dividends and voluntary additional cash payments will begin on the day following the purchase of such shares.

 (d)A participant will not realize any taxable income when the participant receives certificates for whole shares credited to the participant’s account, either upon the participant's request for certain of those shares or upon withdrawal from or termination of the Plan.

 (e)A participant will realize long term or short-term gain or loss when shares are sold or exchanged, depending upon whether the shares have been held for more than one year at the time of disposition.  In the case of a fractional share, when the participant receives a cash adjustment for a fraction of a share credited to the participant's account upon withdrawal from or termination of the Plan, the amount of such gain or loss will be the difference between the amount which the participant receives for the shares or fraction of a share and the tax basis therefor.

(25)What are the responsibilities of the Company and the Agent under the Plan?

 The Agent receives the participant’s dividend payments and voluntary additional cash payments, if any, invests such amounts in additional shares of the Company’s Common Stock, maintains continuing records of each participant’s account, and advises participants as to all transactions in and the status of their accounts.  The Agent acts as agent for the participants.

 As soon as practical after each purchase for the account of a Plan participant, each participant will receive a statement of account from the Agent showing:  the total number of shares held in the participant’s Plan account; the amount of dividends received on the shares held in the participant’s Plan account; the amount invested on the participant’s behalf, including any voluntary additional cash payments received; the number of shares purchased; the price per share; and the acquisition date of such shares.  Additionally, each participant will continue to receive copies of the Company’s annual and other periodic reports to shareholders, proxy statements, and information for income tax reporting purposes.

 The Company reserves the right to interpret and regulate the Plan as necessary or desirable in connection with the administration of the Plan.  In administering the Plan, neither the Company nor the Agent will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death, nor shall they have any duties, responsibilities or liabilities except as expressly set forth in the Plan.

 Participants must recognize that neither the Company nor the Agent can provide any assurance that shares of Common Stock purchased under the Plan will, at any particular time, be worth more or less than their purchase price.

(26)May the Plan be changed or discontinued?

 While the Company currently expects to continue the Plan indefinitely, it reserves the right to suspend, modify, or terminate the Plan at any time.  All participants will receive notice of any such suspension, modification, or termination.  All notices from the Agent or the Company to a participant will be addressed to the participant’s last address of record with the Agent. The mailing of a notice to a participant’s last address of record will satisfy the Plan requirement of giving notice to such participant.  Therefore, participants must promptly notify the Agent in writing of any change of address.

(27)To whom do I write for additional information concerning the Plan?

 The Plan is administered by the Agent, and all correspondence should be directed to:

American Stock Transfer and Trust Company, LLC

Attention: Dividend Reinvestment Department

6201 15th Avenue

Brooklyn, New York 11219

1-800-278-4353

INFORMATION REGARDING THE COMPANY

GENERAL

 The Company is a bank holding company incorporated under the New York Business Corporation Law on February 5, 1990 and headquartered in Hornell, New York.  It is the sole shareholder of Steuben Trust Company (the “Bank”), a New York chartered commercial bank that commenced operations in 1902.  The Bank’s deposits are insured by the FDIC.  The Bank is not a member of the Federal Reserve System.

 The Company also has a subsidiary trust, Steuben Statutory Trust II (see Subordinated Debentures on page 25).  The Company is exploring opportunities in other financial services.

 The Bank is a locally managed and community oriented commercial bank which provides loans, both residential and commercial, and other traditional financial services to customers consisting principally of individuals and small to medium-sized businesses.  The Bank attracts deposits from the general public, business and government entities through its offices and uses these funds and other available sources of funds to originate loans.  The Bank seeks to provide personal attention and professional financial assistance to customers.  The Bank’s philosophy includes providing friendly, informed and courteous service, local and timely decision making, flexible and reasonable operating procedures, and consistently applied credit policies.

 The Bank’s market primary market area is located in Western New York State – Steuben County (4 branches), Allegany County (7 branches), Livingston County (1 branch), Monroe County (1 branch), Wyoming County (1 branch), and a Representative Office in Erie County.  Overall, the combined population of the Bank’s primary and extended markets was approximately 1 million based on 2010 census data. The three counties representing the majority of the Bank’s business – Steuben County, Allegany County and Livingston County, had a combined population of approximately 209,000 based on 2010 census data.  The City of Hornell, where the administrative offices are located, has a population of approximately 9,000 based on 2010 census data.

 As of December 31, 2015, the Bank had a total of approximately 121 full-time equivalent employees.

BUSINESS AND COMPETITION

Lending Activities

General

 At December 31, 2015, the Bank's net loan portfolio totaled $277.5 million representing approximately 56.7% of its $489.7 million of total assets at that date.  The principal segments of loans in the Bank’s portfolio are commercial loans, residential mortgage loans, and consumer loans.

Commercial Loans

 The Bank originates secured and unsecured loans for commercial, corporate, agricultural, and business purposes. At December 31, 2015, $187.5 million, or 66.8% of the Bank’s total loan portfolio consisted of commercial and agricultural loans.  The Bank’s commercial loans consist primarily of loans secured by real estate, equipment, machinery and other corporate assets.  Commercial loans are also made to provide working capital to businesses in the form of lines of credit which may be secured by real estate, accounts receivable, inventory, equipment, or other assets.  The Bank had approximately $2.3 million of vehicle dealership floor plan loans to finance retail inventory outstanding at December 31, 2015, versus $1.8 million at December 31, 2014.   The financial condition and cash flow of commercial borrowers are monitored by the submission of quarterly, semi-annual and annual corporate financial statements, personal financial statements, and tax returns.  The frequency of required financial information depends on the size and complexity of the credit and the collateral which secures the loan.

 The Bank does not have any concentrations of loans exceeding 10% of loans to borrowers engaged in similar activities which would cause them to be similarly affected by economic or other conditions.

Residential Mortgage Loans

 The Bank originates adjustable and fixed-rate residential mortgage loans and home equity loans and lines of credit to its retail customers.  The Bank has historically been a portfolio lender.  The Bank originates loans both for sale to the secondary market, and to hold in its portfolio.  For example, during the years ended December 31, 2015, the Bank originated and sold $10.2 million of residential mortgage loans in the secondary market.  At December 31, 2015, $75.3 million, or 26.8% of the Bank’s total loan portfolio consisted of one to four family residential mortgage loans and home equity loans and lines of credit.  Most of these loans are secured by property located in the Bank’s immediate market area.

 The Bank may sell loans on the secondary market in order to manage liquidity and interest rate risk. At the year ended December 31, 2015, the Bank was servicing $33.4 million in residential mortgage loans previously sold to Federal Home Loan Mortgage Corporation (FHLMC).

 The Bank originates residential mortgage loans in accordance with guidelines adopted by the Board of Directors, as modified from time to time.

 Pursuant to these underwriting guidelines, the Bank will lend up to 80% of the appraised value of the property securing a single-family residential mortgage loan under certain circumstances.  Generally, loans up to 95% of appraised value may be granted to borrowers who obtain private mortgage insurance.

 Fixed rate home equity loans generally have had a maximum term of fifteen years, but are recently being offered with terms up to twenty years. Home equity lines of credit are variable rate open-end loans that generally have terms of twenty years. If the Bank has the first mortgage, both of these types of loans can generally be up to 85% of the appraised value in aggregate. If another bank has the first mortgage, both of these types of loans are generally originated for up to 75% of appraised value, less the amount of any existing prior liens on the property. The Bank secures these loans and lines with first or second mortgages. Certain policy exceptions can be approved by officers designated by the Board of Directors.

Typically, the Bank requires fire and extended casualty insurance in order to protect the property securing its residential and other mortgage loans. Generally, title insurance is required on all residential mortgage loans, but not on home equity loans and lines. However, an attorney's opinion letter may be requested on any home equity loans and lines with loan amounts of $200,000 and greater.

Consumer Loans

 The Bank offers a full range of consumer loans in order to meet demand for such financial services from its customers and because such loans typically have shorter terms and higher interest rates than commercial or residential mortgage loans.  Consumer loans are made on both a direct and indirect basis and may be secured or unsecured and include motor vehicle loans, personal loans, overdraft protection and recreational vehicle loans.

 The Bank’s underwriting guidelines for such loans generally require that a borrower have been in his or her present job for a minimum of two years.  A credit report is obtained on each borrower.  Generally, the borrower’s total debt to income ratio should not exceed 40%.  Loans secured by motor vehicles typically do not exceed 100% of the value of the car.  However, the ability of the borrower to repay is the primary consideration.  At December 31, 2015, $18.0 million, or 6.4% of the Bank’s total loans, consisted of consumer loans.

Composition

 The following table sets forth the Bank's loans by major categories as of the dates indicated:

	At December 31, 2015	At December 31, 2014
Consumer:	(Dollars in Thousands)
Installment	$17,903	$17,050

Residential Mortgages
(includes home equity loans):	74,750	76,923

Commercial:
Business and agricultural	187,480	174,464

Total loans, gross	280,133	268,437

Net unearned loan origination fees and costs	625	520
Total loans	280,758	268,957

Allowance for loan losses	(3,290)	(3,100)
Net Loans	$277,468	$265,857

Policies and Procedures

 The Bank’s written lending policies require underwriting, loan documentation, and credit analysis standards to be met prior to funding any loan.  Lending authorities for the Bank’s officers are established by the Bank's Board of Directors consistent with the knowledge, training, experience, and lending record of each officer.  Loan decisions for credits in excess of $750,000 are made by the Bank’s Board of Directors, or a Loan Committee comprised largely of Directors.  After the loan has been approved and funded, continued periodic review is required.  Due to the secured nature of residential mortgage loans and the smaller balances of individual installment loans, sampling techniques are used on a continuing basis for credit reviews of these loan types.  The Bank has a policy of discontinuing accrual of interest income at the time the loan becomes 90 days delinquent, unless the loan is well secured and in process of collection.  If circumstances warrant, accrual of interest may be discontinued prior to 90 days.  If a loss of loan principal is probable, any payments received on that non-accrual loan is credited to principal until full recovery of past due payments has been recognized. The loan is not restored to accrual status until the customer demonstrates the ability to service the loan over its remaining life in accordance with the underlying note agreement.  Loans are charged off in whole or in part upon a determination that a loss will occur.  The Bank considers a loan impaired when, based on current information and events, it is probable that it will be unable to collect all amounts of principal and interest under the original terms of the agreement.  Accordingly, the Bank measures certain impaired commercial loans based on the present value of future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Bank collectively evaluates large groups of small balance, homogeneous loans which include commercial loans less than $100,000, all residential mortgages, automobile, and other consumer loans. Non-accrual and delinquent loans are reviewed monthly for impaired loan identification.

The following table sets forth information concerning loan delinquency and other non-performing assets.

	At December 31, 2015	At December 31, 2014
	(Dollars in Thousands)
Loans accruing, but past due 30 to 89 days	$1,107	$1,727
Loans accruing, but past due 90 days and over	4	124
Total non-accrual loans	469	606
Other real estate owned, net of valuation allowance	1,133	1,591
Total non-performing assets	$1,606	$2,321
Non-accrual loans as a percentage of total loans, net of unearned loan premiums and fees	0.17%	0.23%
Non-performing assets as a percentage of total assets	0.33%	0.49%

 Non-performing assets are comprised of (i) loans accruing, but past due 90 days and over, (ii) non-accrual loans, and (iii) other real estate owned (“OREO”).

 At December 31, 2015, the Bank had $250,000 in loans that were considered impaired and had a specifically identified allowance for probable incurred losses compared to $295,000 at December 31, 2014.  Impairment applies to loans that are identified for evaluation on an individual basis.  Loans are considered impaired when, based on current information and events, it is probable that the creditor will be unable to collect all interest and principal payments due according to the contractual terms of the loan agreement.  The impairment allowance associated with these loans at December 31, 2015, was $40,000 compared to $88,000 at December 31, 2014.  There were $845,000 considered impaired that required no allocated reserve at December 31, 2015, compared to none at December 31, 2014.  At December 31, 2015 and December 31, 2014, non-accrual loans were 0.17% and 0.23%, respectively, of total loans, while non-performing assets were 0.33% and 0.49%, respectively, of total assets.  At both December 31, 2015 and December 31, 2014, all problem loans were either classified as impaired or non-performing.  Potential problem loans are loans which management has serious doubts as to the borrowers’ ability to comply with the present repayment terms and loans which management is actively monitoring due to changes in the borrowers’ financial condition.  Impaired loans, non-performing loans, and potential problem loans have been considered in management’s analysis of the adequacy of the allowance for loan losses.

 Real estate acquired by the bank as a result of foreclosure and/or deed in lieu of foreclosure is classified as OREO until it is sold.   After transfer, the property is carried at the lower of cost or fair value, less estimated selling expenses.  Adjustments to the carrying value of such properties that result from subsequent declines in value are charged to operations in the period in which the declines occur.  As of December 31, 2015 and December 31, 2014, the Bank had $1,262,000 and $1,852,000 respectively in OREO.  The valuation allowance as of December 31, 2015, was $129,000 compared to $261,000 at December 31, 2014.

Allowance for Loan Losses

 Management makes a continuing determination as to an appropriate provision from earnings to maintain an allowance for loan losses that is adequate for probable incurred losses in the loan portfolio.  In making the determination, management utilizes a loan loss reserve analysis format which considers several factors including: loans criticized internally and/or externally by regulators and/or the Bank’s independent loan review firm, delinquent loans to include the amount and trends in delinquencies, projected future losses based upon historical data for loans which are currently performing as agreed, growth in the various segments of the Bank’s loan portfolio, analytical review of loan charge-off experience, other relevant historical and peer statistical ratios, and management's judgment with respect to local and general economic conditions and their impact on the existing loan portfolio.

 The Bank has no credit exposure to foreign countries or foreign borrowers, or to “highly leveraged transactions,” as defined by the Federal Reserve Board.

 Although the Bank uses its best judgment in underwriting each loan, industry experience indicates that a portion of the Bank’s loans nevertheless will become delinquent.  Regardless of the underwriting criteria utilized by banks, losses may be experienced as a result of many factors beyond their control including, among other things, changes in market conditions affecting the value of collateral and unrelated problems affecting the repayment capacity of the borrower.

 The following table sets forth year-end balances and changes in the allowance for loan losses and certain ratios for the year ended December 31, 2015 and 2014:

	At or For the Year Ended December 31, 2015	At or For the Year Ended December 31, 2014
	(Dollars in Thousands)

Average recorded investment in loans outstanding	$268,594	$249,858

Balance at beginning of year	$3,100	$2,860

Charge-offs:
Commercial	(57)	(31)
Real estate-mortgage	(25)	(15)
Consumer	(107)	(155)
Total charge-offs	(189)	(201)

Recoveries:
Commercial	14	37
Real estate-mortgage	---	----
Consumer	55	47
Total recoveries	69	84
Net charge-offs	(120)	(117)
Provision for loan losses	310	357

Balance at end of period	$3,290	$3,100

As a percent of average loans:
Net charge-offs	0.04%	0.05%
Provision for loan losses	0.12%	0.14%
Allowance for loan losses	1.22%	1.24%

Allowance as a percentage of each of the following:
Total loans, net of unearned loan premiums and fees	1.17%	1.15%
Total non-accrual and delinquent loans 90 days and over and still accruing	695.56%	424.66%
Total non-accrual loans	701.49%	511.55%

 The Bank's management is unable to determine in what loan category future charge-offs and recoveries may occur.  However, the following schedule sets forth the allocation of the allowance for loan losses among various categories.  The allocation is based upon historical experience and specific reserves allocated to currently impaired loans.  The entire allowance for loan losses is available for probable incurred losses which may occur in any loan category.

	At December 31, 2015		At December 31, 2014
	Amount	Percent of Loans in Each Category to Loans	Amount	Percent of Loans in Each Category to Loans
	(Dollars in Thousands)
Allocation of allowance for loan losses:
Commercial	$2,815	67%	$2,579	65%
Mortgage	115	27%	132	29%
Consumer	173	6%	179	6%
Unallocated	187	n/a	210	n/a
Total	$3,290	100%	$3,100	100%

Securities Portfolio

 The Bank maintains a securities portfolio for the secondary application of funds as well as a source of liquidity.  The Bank classifies its securities as either “available for sale” or “held to maturity,” and does not hold any securities considered to be trading.  Held to maturity securities are those securities that the Bank has the positive intent and the ability to hold until maturity.  All other securities not included in held to maturity are classified as available for sale.

 Available for sale securities are recorded at fair value.  Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts.  Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as accumulated other comprehensive income (loss) as a separate component of shareholders' equity. Transfers of securities between categories are recorded at fair value at the date of transfer.  The unrealized holding gains or losses included in the separate component of equity for securities transferred from available for sale to held to maturity are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.  A decline in the fair value of any available for sale or held to maturity security below cost, deemed other than temporary, is charged to earnings for the portion related to credit and the portion related to other factors is recognized in other comprehensive income.

 The following table sets forth the amortized cost and fair value of securities as of December 31, 2015 and 2014:

	At December 31, 2015		At December 31, 2014

Available-for-sale	Amortized Cost	Fair Value	Amortized Cost	Fair Value
		(Dollars in Thousands)
Debt Securities:
U.S. Agency	$39,912	$41,354	$43,035	$44,740
State & Municipal	45,555	46,644	43,972	45,116
U.S. Agency MBS	84,732	85,101	71,553	72,648
Corporate Bonds	3,106	3,109	3,134	3,174
Total Securities	$173,305	$176,208	$161,694	$165,678

	At December 31, 2015		At December 31, 2014

Held-to-maturity	Amortized Cost	Fair Value	Amortized Cost	Fair Value
		(Dollars in Thousands)
Debt Securities:
State & Municipal	$4,506	$4,614	$9,302	$9,424
Total Securities	$4,506	$4,614	$9,302	$9,424

 As of December 31, 2015, 22.9% of the Bank’s total securities portfolio was held in U.S. Government Sponsored Agency Securities, 47.1% in U.S. Government Sponsored Agency mortgage-backed securities, 28.3% was held in municipal securities, and 1.7% was held in US Corporate Bonds.  All mortgage-backed securities are issued by or collateralized by U.S. Government Sponsored Agencies and backed by residential loans.  The total carrying value of securities increased from $175.0 million at December 31, 2014, to $180.7 million at December 31, 2015. At December 31, 2015, securities having a fair value of $165.5 million were pledged as collateral for public funds and other purposes as required or permitted by law. According to the following tables, 28.3% of the debt securities in the portfolio have contractual maturities within five years. Debt securities are shown at their stated maturity dates for the purposes of this table.

		At December 31, 2015
Available-for-sale		Within 1 Year	After 1 Year But Within 5 Years	After 5 Years But Within 10 Years		After 10 Years	Total
			(Dollars in Thousands)
Amortized Cost:
U.S. Agency	$	---	$26,474	$13,438	$	---	$39,912
State & Municipal		961	16,297	25,786		2,511	45,555
U.S. Agency MBS		11	519	14,162		70,040	84,732
Corporate Bonds		---	1,599	1,507		---	3,106
Total debt securities at fair value		$972	$44,889	$54,893		$72,551	$173,305

		At December 31, 2015
Available-for-sale		Within 1 Year	After 1 Year But Within 5 Years	After 5 Years But Within 10 Years		After 10 Years	Total
			(Dollars in Thousands)
Fair Value:
U.S. Agency	$	---	$27,016	$14,338	$	---	$41,354
State & Municipal		971	16,665	26,462		2,546	46,644
U.S. Agency MBS		11	539	14,602		69,949	85,101
Corporate Bonds		---	1,605	1,504		---	3,109
Total debt securities at fair value		$982	$45,825	$56,906		$72,495	$176,208

Weighted average interest rate
of debt securities		3.75%	2.70%	2.90%		2.08%	2.52%

		At December 31, 2015
Held-to-maturity		Within 1 Year	After 1 Year But Within 5 Years	After 5 Years But Within 10 Years		After 10 Years	Total
			(Dollars in Thousands)
Amortized Cost:
State & Municipal		$3,079	$1,335	$92	$	---	$4,506
Total debt securities at amortized cost		3,079	1,335	92		---	4,506
Fair Value:
State & Municipal		$3,104	$1,411	$99	$	---	$4,614
Total debt securities at fair value		$3,104	$1,411	$99	$	---	$4,614
Weighted average interest rate of debt securities		1.77%	3.37%	3.47%		---	2.27%

Deposits

 The following table sets forth the breakdown of deposits as of December 31, 2015, and December 31, 2014. The Bank's total deposits increased to $394.6 million at December 31, 2015, from $383.4 million at December 31, 2014.  The change was spread throughout the categories listed below.

	At December 31, 2015	At December 31, 2014
	(Dollars in Thousands)

Non-interest bearing	$97,871	$97,434
Interest bearing NOW and Money Market	123,332	86,569
Savings	64,035	61,658
Time deposits	109,360	137,703
Total deposits	$394,598	$383,364

 Included in time deposits are certificates of deposit of $100,000 and brokered deposits. Brokered deposits amounted to $31.4 million at December 31, 2015, compared to $38.9 million at December 31, 2014.  The following table breaks out these higher balance accounts and also the maturities of the categories.  Of the Bank's certificates of deposit of $100,000 or more at December 31, 2015, $28.1 million are from local public entities (such as counties, school districts, villages).  These deposits are considered a stable source of funding for the Bank.

	Certificates $100,000 or more at		Certificates less than $100,000 at
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(Dollars in Thousands)
Maturing in:
3 months or less	$41,773	$55,895	$9,873	$10,679
3 - 12 months	7,986	11,846	22,842	21,352
Over 12 months	7,503	7,699	19,383	30,232
Total	$57,262	$75,440	$52,098	$62,263

Borrowings

 The Bank has the ability to borrow money from the Federal Home Loan Bank of New York (the “FHLB”).  This source of funds is used as a liquidity tool for the Bank.  At December 31, 2015, the Bank had $39.0 million in borrowings from the FHLB, compared to $38.5 million at December 31, 2014.  The following is a tabulation of outstanding advances from the FHLB as of December 31, 2015 (in thousands):

		Weighted Average
Maturity Year	Amount	Interest Rate
2016	$ 29,500	0.76%
2017	1,500	1.16%
2018	4,500	1.60%
2019	3,500	2.00%
Total	$ 39,000	0.98%

Subordinated Debentures

 On July 16, 2007, Steuben Statutory Trust II, a trust formed by the Company, completed a pooled private offering of $2,000,000 of trust preferred securities.  The Company issued $2,062,000 of subordinated debentures to the trust in exchange for ownership of all common security of the trust and the proceeds of the preferred securities sold by the trust. The trust is not consolidated with the Company’s financial statements, but rather the subordinated debentures are shown as a liability. The Company’s investment in the common stock of the trust was $62,000 and included in Other Assets.

 The Company may redeem the subordinated debentures in whole or in part, in a principal amount with integral multiples of $1, quarterly at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures are also redeemable in whole or in part from time to time, upon occurrence of specific events defined within the trust indenture.  The Company has the option to defer interest payments on the subordinated debentures from time to time for a period not to exceed five consecutive years.

 The subordinated debentures may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations.  The subordinated debentures have a variable rate of interest equal to the three month London Interbank Offered Rate (LIBOR) plus 1.55%. This rate resets on a quarterly basis and was 2.062% at December 31, 2015.

Interest Rate Risk Management

 Asset/liability management involves managing the extent to which interest-sensitive assets and interest-sensitive liabilities are matched.  The Bank typically defines interest-sensitive assets and liabilities as those that reprice within one year or less.  Maintaining an appropriate match is a method of avoiding wide fluctuations in net interest margin during periods of changing interest rates.

 The difference between interest-sensitive assets and interest-sensitive liabilities is known as the “interest sensitivity gap” (“GAP”).  A positive GAP occurs when interest-sensitive assets exceed interest-sensitive liabilities repricing in the same time periods, and a negative GAP occurs when interest-sensitive liabilities exceed interest-sensitive assets repricing in the same time period.  A negative GAP ratio suggests that a financial institution may be better positioned to take advantage of declining interest rates rather than increasing interest rates, and a positive GAP ratio suggests the converse.

 The Bank attempts to manage its assets and liabilities in a manner that stabilizes net interest income and net economic value over a broad range of interest rate environments.  Adjustments to the mix of assets and liabilities are made periodically in an effort to give the Bank dependable and steady growth in net interest income regardless of the behavior of general interest rates in the economy.  The Bank did take $82,000 in gains on sales of securities during 2015 compared to $197,000 for the year ended December 31, 2014.  This was done to restructure the investment portfolio to help mitigate the overall interest rate risk of the Bank and also to provide liquidity for loan growth.  The following table presents a summary of the Bank’s interest rate sensitivity at December 31, 2015:

	Interest Rate Sensitivity at December 31, 2015
	(Dollars in Thousands)
		Over 1 year
	One year	through	Over 5
	or less	5 years	years		Total
		(Dollars in Thousands)
Interest-earning assets: (1)
Loans (2)	$144,506	$115,530	$19,628		$279,664
Securities	29,107	93,864	57,743		180,714
Interest bearing due from banks	2,697	---	---		2,697
Total	$176,310	$209,394	$77,371		$463,075
Interest-bearing liabilities:
Interest-bearing deposits (3)	$269,875	$26,127	$725		$296,727
Borrowings	29,500	9,500	----		39,000
Trust Preferred Securities	2,062	----	----		2,062
Total	$301,437	$35,627	$725		$337,789
Interest rate sensitivity gap:
Interval	$(125,127)	$173,767	$76,646		$125,286
Cumulative	$(125,127)	$48,640	$125,286	$	N/A
Ratio of cumulative gap to total rate sensitive assets	(27.02)%	10.50%	27.06%		N/A

(1)Adjustable and floating-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate assets are included in the periods in which they are anticipated to be paid based on amortization schedules and prepayment histories.

(2)Balances exclude unearned loan fees and costs of $625,000, and have also been reduced for non-accruing loans, which amounted to $469,000 at December 31, 2015.

(3)The Bank’s negotiable order of withdrawal (“NOW”) accounts, statement savings accounts and money market deposit accounts are generally subject to immediate withdrawal and are included in the “one year or less” category.

 Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates.  Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.  Additionally, certain assets, such as adjustable-rate mortgage loans, have features which restrict changes in interest rate on a short-term basis and over the life of the assets.  Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table.  Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

Average Balances and Yields

 The following table presents the total dollar amount of interest income from average interest-earning assets and the resulting rates, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Net interest margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities.  All average balances are daily average balances. Nonaccrual loans are included in average loan balances.  The average balance of investment securities is presented at fair value for available for sale securities, and amortized cost for held-to-maturity securities.

	Twelve Months Ended December 31,
	2015			2014
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
			(Dollars In Thousands)
Interest-Earning Assets:
Loans	$268,593	$12,852	4.78%	$249,858	$12,056	4.83%
Investment Securities	187,760	4,488	2.39%	177,863	4,445	2.50%
Total Interest-Earning Assets	$456,353	$17,340	3.79%	$427,721	$16,501	3.85%
Non-earning Assets	37,703			32,850
Total Assets	$494,056			$460,571

Interest-Bearing Liabilities:
NOW, MMA and Savings Deposits	$188,770	$59	0.03%	$160,646	$50	0.03%
Time Deposits	127,829	688	0.54%	130,566	649	0.50%
Borrowings	28,601	251	0.88%	33,264	330.99%
Subordinated Debentures	2,062	39	1.89%	2,062	37	1.79%
Total Interest-Bearing Liabilities	$347,262	$1,037	0.30%	$326,538	$1,066	0.33%
Non-Interest Bearing Deposits	93,830			85,982
Other Non-Interest Bearing Liabilities	5,127			2,951
Shareholders’ Equity	47,837			45,100
Total Liabilities and
Shareholders’ Equity	$494,056			$460,571

Net Interest Income		$16,303	3.49%		$15,435	3.52%

Net Yield on Interest Earning Assets			3.56%			3.60%

Average Interest-Earning Assets to
Average Interest-Bearing Liabilities	131.41%			130.99%

Rate/Volume Analysis

 The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Bank’s interest income and expense during the periods indicated.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (change in volume multiplied by prior year rate), (2) changes in rate (change in rate multiplied by prior year volume) and (3) total change in rate and volume.  The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	For Twelve Months Ended December 31
	2015 vs. 2014				2014 vs. 2013

	Increase (Decrease)			Total	Increase (Decrease)		Total
	Due To			Increase	Due To		Increase
	Volume		Rate	(Decrease)	Volume	Rate	(Decrease)
				(Dollars in Thousands)
Interest-Earning Assets:
U.S. Agencies & MBS	$276		$(127)	$149	$479	$(4)	$475
State & Municipal	(94)		(21)	(115)	9	(79)	(70)
Other Stocks and Bonds	7		2	9	67	(11)	56
Total Investments and Other	$189		$(146)	$43	$555	$(94)	$461

Commercial Loans	$944		$57	$1,001	$858	$(39)	$819
Mortgage Loans	(149)		(118)	(267)	(282)	(143)	(425)
Consumer Loans (incl. H/E Lines)	105		(43)	62	12	(73)	(61)
Total Loans	900		(104)	796	588	(255)	333
Total Interest-Earning Assets	$1,089		$(250)	$839	$1,143	$(349)	$794

Interest-Bearing Liabilities:
NOW, MMA and Savings Accounts	$9	$	---	$9	$2	$3	$5
Time Deposits	(13)		52	39	75	(21)	54
Total Deposits	$(4)		$52	$48	$77	$(18)	$59

FHLB Advances	(43)		(36)	(79)	56	(75)	(19)
Subordinated Debentures	---		2	2	---	(1)	(1)
Total Borrowings	(43)		(34)	(77)	56	(76)	(20)

Total Interest-Bearing Liabilities	$(47)		$18	$(29)	$133	$(94)	$(39)

Increase (Decrease) in Net Interest Income	$1,136		$(268)	$868	$1,010	$(255)	$755

REGULATION AND SUPERVISION

 The references under this heading to various aspects of supervision and regulation are brief summaries which do not purport to be complete.  However, to the knowledge of the Company’s management the summaries provide all material disclosure with respect to such supervision and regulations.

 The Bank is chartered under the Banking Law of New York State and, as such, is examined and supervised by the New York State Department of Financial Services.  The Bank’s deposits are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.  The Bank has elected not to be a state member bank of the Federal Reserve System. Therefore, as a “state non-member bank,” the FDIC is the federal agency responsible for regulation of the Bank, and the Bank is subject to examination and supervision by the FDIC.

 As a New York State chartered “non-member bank,” the Bank is subject to numerous New York State and federal laws regulating, among other things, the Bank's conduct of its banking business (including loans, deposits and trust business), the capitalization and liquidity of the Bank, the opening and closing of branch offices, the issuance of Bank securities, and the Bank's engagement in activities closely related to banking.

 The Company is a bank holding company within the meaning of the federal Bank Holding Company Act, and thus it is subject to the provisions of that Act.  This requires the Company to be registered as a bank holding company with the Federal Reserve Board, which in turn requires it to file periodic and annual reports and other information concerning its own business operations and those of its subsidiaries with the Federal Reserve Board.  Generally, the Company is subject to the Federal Reserve Board's ongoing supervision and examination.

 In addition, under the Bank Holding Company Act, a bank holding company must obtain Federal Reserve Board approval before it acquires, directly or indirectly, ownership or control of any voting shares of a second or subsequent bank if, after such acquisition, it would own or control more than 5% of such shares, unless it already owns or controls a majority of such shares.  Federal Reserve Board approval must also be obtained before a bank holding company acquires all or substantially all of the assets of another bank or merges or consolidates with another bank holding company. Furthermore, any acquisition by a bank holding company of more than 5% of the voting shares, or of all or substantially all of the assets, of a bank located in another state may not be approved by the Federal Reserve Board unless the laws of that second state specifically authorize such an acquisition.

 The Bank Holding Company Act also prohibits a bank holding company, with certain limited exceptions, from acquiring or retaining direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank, or from engaging in any activities other than those of banking or of managing or controlling banks or furnishing services to or performing services for its subsidiaries.  The principal exception to these prohibitions involves certain specified activities which may be engaged in by the Company and its subsidiaries, including those activities which the Federal Reserve Board may find, by order or regulation, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

 A bank holding company may not, without providing 45-days prior notice to the Federal Reserve Board, purchase or redeem its own stock if the gross consideration to be paid therefore, when added to the net consideration paid by the Company for all purchases or redemptions by the Company of its equity securities within the preceding twelve months, will equal 10% or more of the Company's consolidated net worth.

 The Federal Reserve Board possesses cease and desist powers over bank holding companies and their non-bank subsidiaries if their actions represent an unsafe or unsound practice or a violation of law.

 In addition, the Company is required under the New York State Banking Law to obtain the prior approval of the New York State Department of Financial Services Board by a three-fifths vote of all the members thereof before the Company obtains, directly or indirectly, ownership or control of (including the power to vote) more than 10% of the voting stock of a second banking institution located in New York State.

 In 1999, Congress passed the Gramm-Leach-Bliley Act.  This law enables affiliations among banks, securities firms and insurance companies that would allow bank holding companies to offer their customers a broad range of non-banking services that are, however, financial in nature, such as securities underwriting, insurance, and merchant and investment banking.  In order to engage in these activities, a bank holding company must qualify with the Federal Reserve Board as a “financial holding company”.  The Company has qualified with the Federal Reserve as a financial holding company.

 In 2010, the President signed into law the Dodd-Frank Act.  This law resulted in significant changes to the banking industry.  The provisions that have received the most public attention have been those that apply to larger financial institutions; however, the Dodd-Frank Act does contain numerous other provisions that affect all banks and bank holding companies and will impact how the Company and the Bank handle their operations.  The Dodd-Frank Act requires various federal agencies, including those that regulate the Company and the Bank, to promulgate new rules and regulations and to conduct various studies and reports for Congress.  The federal agencies are in the process of promulgating thee rules and regulations and have been given significant discretion in drafting such rules and regulations.  Several of the provisions of the Dodd-Frank Act may have the consequence of increasing the Bank’s expenses, decreasing its revenues and changing the activities in which it chooses to engage.  The specific impact of the Dodd-Frank Act on our current activities or new financial activities we may consider in the future, our financial performance, and the markets in which we operate will depend on the manner in which the relevant agencies develop and implement the required rules and regulations and the reaction of market participants to these regulatory developments.

The Dodd-Frank Act includes provisions that, among other things:

▪Change the assessment base for federal deposit insurance from the amount of insured deposits to consolidated assets less tangible capital, eliminate the ceiling on the size of the Department Insurance Fund (DIF), and increase the floor applicable to the size of the DIF.

▪Make permanent the $250,000 limit on deposits for federal deposit insurance, retroactive to January 1, 2008.

▪Repeal the federal prohibitions on the payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts.

▪Centralize responsibility for consumer financial protection by creating a new agency responsible for implementing, examining, and enforcing compliance with federal consumer financial laws under the newly created Consumer Financial Protection Bureau (“CFPB”)

▪Promulgate or revise regulations relating to the origination and servicing of consumer obligations, including residential mortgages.

On July 10, 2013, the FDIC adopted new rules for risk-based and leverage capital requirements for banks. The interim final rule implements a revised definition of regulatory capital, a new common equity tier 1 minimum capital requirement, a higher minimum tier 1 capital requirement and changes to the risk-based capital rules.  In addition, the interim final rule establishes limits on a bank’s capital distribution and certain discretionary bonus payments if the bank does not hold a specified amount of common equity tier 1 capital in addition to the amount necessary to meet its minimum risk-based capital requirements. The interim final rule amends the methodologies for determining risk-weighted assets for all FDIC supervised institutions. The rule applies to all banks and to bank holding companies with assets of more than $500 million. The final rule became effective on January 1, 2015.  Both the Company and the Bank met all capital requirements they are subject to.

Future Legislation and Regulatory Initiatives

 It is likely that additional legislation will be considered by Congress that, if enacted could have a significant impact on the operations of banks and bank holding companies, including Steuben Trust Corporation and the Bank.

PROPERTIES

 As of December 31, 2015, the Bank has a branch office network of fourteen full service offices and one representative office.  Of this total, the Bank owns eleven of such properties, including that in which its main office is located in Hornell, New York.  The remaining branch locations are leased.

USE OF PROCEEDS

 The net proceeds from the sale of any shares of Common Stock by the Company to the Plan will be used for the Company’s general corporate purposes, including investments in, extensions of credit or advances to, the Bank.

DESCRIPTION OF CAPITAL STOCK

 The Company is authorized to issue up to 500,000 shares of Series A Preferred Stock, par value $10.00 per share, and up to 5,000,000 shares of Common Stock, par value $1.00 per share.

 As of December 31, 2015, 1,748,623 shares of Common Stock were issued, and the Company had 419 shareholders of record.  As of December 31, 2015, the Company held 101,649 shares of its Common Stock in treasury.

Common Stock

 As of December 31, 2015, there were 1,748,623 shares of the Company’s Common Stock issued, and 3,251,377 shares of Common Stock currently remain available for issuance at the discretion of the Board of Directors. These shares may be issued for such purposes as financings, acquisitions, stock dividends, stock splits, employee incentive plans, dividend reinvestment plans and other similar purposes.  However, these additional shares may also be used by the Board of Directors (if consistent with its fiduciary responsibilities) to deter future attempts to gain control over the Company.

 The Company’s dividend reinvestment and stock purchase plan is issued under Regulation A of the Securities Act of 1933. Currently, Regulation A is an exemption for public offerings not exceeding $5 million in any 12-month period. This amount is the current requirement, and may change from time to time. To rely on this exemption, the Company has filed this offering statement with the SEC on Form 1-A.

 Voting Rights.  Each share of Common Stock is entitled to one vote on each matter submitted to a vote of the Company's Common shareholders.  Such shareholders do not have cumulative voting rights with respect to any matters to be voted upon, including the election of Directors.

 Dividends.  Under the New York Business Corporation Law, dividends are payable out of surplus only, and may be declared and paid by the Company except when the Company currently is insolvent or would thereby be made insolvent.  In addition, under the New York Banking Law, the Bank may only pay dividends to the Company up to an amount equal to its net profits for that year combined with its retained net profits of the preceding two years. At December 31, 2015, the Bank’s dividend paying ability was $10,237,000.

 The Company paid $1.11 per share in dividends during year ended December 31, 2015, versus $1.05 dividends during the year ended December 31, 2014.  In the past, dividends have been paid on the Company’s Common Stock on a quarterly basis, and the usual quarterly dividend payment dates have been in February, May, August and November each year.

 Liquidation Rights.  In the event of liquidation, holders of the Company’s Common Stock will be entitled to receive, pro rata, any corporate assets remaining for distribution after all other corporate debts and obligations are satisfied.

 Preemptive Rights.  Holders of the Company's Common Stock do not have any preemptive rights with respect to any additional issuances by the Company of its capital stock or other securities.

 Provisions for Corporate Defense.  The Company’s Certificate of Incorporation contains several provisions designed to assure continuity of management and to discourage sudden changes in control of the Board of Directors. For example, it states that the affirmative vote of 75% of the entire Board of Directors or 75% of the Common Shares entitled to vote is required either (1) to amend the provisions in the Bylaws regulating the number and qualifications of Directors and any restrictions on Directors, or (2) remove a Director without cause.

 Further, under the New York Business Corporation Law, and in the absence of any additional requirements imposed by a corporation's certificate of incorporation, mergers, consolidations and most other business combinations must be approved by two-thirds of the outstanding voting common shares.  Thus, a bidder could acquire two-thirds of the outstanding common stock through any combination of private purchase, open market purchase or tender offer, and then complete the acquisition by a business combination such as a merger, sale of assets or other transaction and force out the remaining shareholders.  However, the Company’s Certificate of Incorporation requires the affirmative vote of either (a) 80% of the entire Board of Directors and 66 2/3% of the outstanding Common Shares entitled to vote, or (b) 75% of the outstanding Common Shares entitled to vote in favor of either (i) any merger or consolidation of the Company or any subsidiary under the terms of which the Common Shareholders of the Company shall, after the transaction, own less than 75% of the resulting entity, or (ii) the sale of all or substantially all of the assets of the Company or any subsidiary.

 In addition, the Company’s Certificate of Incorporation requires any “Business Combination,” as defined in the Certificate, with a “Major Stockholder,” also therein defined, to be approved either (1) by the Board of Directors prior to the Major Stockholder involved in the Business Combination becoming a Major Stockholder, or (2) by unanimous approval of the Board of Directors prior to the Major Stockholder becoming such, as well as approval by a majority of the “Continuing Directors,” as defined in the Certificate of Incorporation, of the Business Combination, or (3) by 75% of the total number of Continuing Directors, or (4) by 75% of the outstanding Common Stock of the Company as well as 75% of the outstanding Common Stock owned by persons other than any Major Stockholder.

 Notwithstanding the requirements described in the preceding paragraph, the Company’s Certificate of Incorporation provides that no Business Combination with a Major Stockholder may be approved unless the fair market value of the consideration received by the Company's Common Shareholders is not less than the highest per share price paid by the Major Stockholder for the Company's stock during the two years preceding the announcement of the proposed Business Combination.

 For the purpose of the regulation of Business Combinations in the Company’s Certificate of Incorporation, the term “Business Combination” is defined to include any merger or consolidation with, or sale of assets to, directly or indirectly, a Major Stockholder or an affiliate or associate of a Major Stockholder; the term “Major Stockholder” is defined to include any person which, together with its affiliates and associates, is the beneficial owner of 10% or more of the outstanding shares of voting stock of the Company; and the term “Continuing Directors” is defined to include members of the Board of Directors prior to the time that a Major Stockholder becomes a Major Stockholder.

 The Certificate of Incorporation authorizes the Directors of the Company, in taking any action (including actions on Business Combinations), to consider, without limitation, both the long term and the short term interests of the Company and its shareholders, employees, customers, creditors and the communities in which it operates.

 While the Company believes that the provisions described above will best serve the interests of its shareholders, the provisions could also discourage takeover attempts, which some shareholders might deem to be in their interest, and may tend to perpetuate existing management.

 Other Matters.  American Stock Transfer and Trust Company, LLC, Brooklyn, New York, is the Company’s transfer agent.  The shares of the Company’s Common Stock do not have any redemption or conversion provisions applicable thereto and under New York Business Corporation Law Section 630, during any time in which the shares of the Company's Common Stock are not listed on a national securities exchange or regularly quoted in an over-the-counter market by one or more members of a national or an affiliated securities association, the ten largest common shareholders of the Company will jointly and severally be personally liable for all debts, wages and salaries due and owing to any of the Company's laborers, servants or employees (other than contractors) for services performed by them for the Company. Except as indicated above, no holders of the Company’s Common Stock will be personally liable for the debts of the Company solely by virtue of their ownership or control of shares of Common Stock.

DIRECTORS AND EXECUTIVE OFFICERS

 The Directors and executive officers of the Company and key officers of the Bank as of December 31, 2015, are as follows:

Name	Age	Current Position(s) with Company Director (or Bank)	Since	Principal Occupation During Past Five Years and/or Position(s) Held with the Company (or Bank)

Robert U. Blades, Jr.	68	Director	1985	1982 – 2010 President of A.L. Blades and Sons, Inc. (bridge and road contractor) 2010 – Present - President of Blades Holding Company, Inc.

Brenda L. Copeland	64	President, Chief Executive Officer and Director	2003	2003 - Present - President & CEO of Steuben Trust Corporation and Steuben Trust Company

Michael E. Davidson	60	Director	2008	2003 – Present - President A. Davidson & Bros. Inc. Furniture Retailer

Charles M. Edmondson	73	Director	2005	2000 – Present - President, Alfred University

Jack R. Emrick	61	Senior Vice President and Retail Bank Manager	N/A	1992 – Present - Senior Vice President and Retail Bank Manager-Steuben Trust Company

Stoner E. Horey	69	Director	1992

2003 - 2008  Director of Geriatrics and Extended Care at Bath VA Medical Center

2009 – 2011 Hospitalist, The Exigence Group

2011 – 2014 – Physician, Delphi Medical Services

2015 – Present – Physician, semi-retired

Sue A. Lacy	60	Senior Vice President and Human Resources Manager	N/A	1988 – Present - Human Resources Manager Steuben Trust Company

L. Victor Myers	68	Director	2011	2005 – 2010 SVP & Commercial & Agricultural Loan Officer Steuben Trust Company 2011 – Present – Retired

James P. Nicoloff	61	Executive Vice President and Chief Financial Officer		1992 – Present - Executive Vice President and Chief Financial Officer-Steuben Trust Corporation and Steuben Trust Company

Charles D. Oliver	73	Director	1992	Presently is, and has been for the past 5 years General Manager Charles F. Oliver & Son (farm machinery dealer)

Amanda S. Parker	51	Director	2012	1994 – 2014 - CPA/Partner Bonadio & Company 2014 – Present – CPA/Partner – Parker & Lubanski CPAs LLP

Name	Age	Current Position(s) with Company Director (or Bank)	Since	Principal Occupation During Past Five Years and/or Position(s) Held with the Company (or Bank)

Amber R. Phelps	49	Executive Vice President, IT Systems and Operations Manager	N/A

1995 – 2004- Assistant Vice President & Information Systems Officer-Steuben Trust Company

2004 – 2006  Vice President & Information Officer-Steuben Trust Company

2006 – 2012  - Senior Vice President & Manager Of  Information Technology Department Steuben Trust Company

2012-Present – Executive Vice President, IT Systems and Operations Manager-Steuben Trust Company

David A. Shults	72	Chairman of the Board and Director	1971	Presently is, and has been for the past 5 years, Partner, Shults & Shults, Attorneys; General Counsel to Bank

Eric Shults	73	Director	1974	Presently is, and has been for the past 5 years, Partner, Shults & Shults, Attorneys; General Counsel to Bank

Sherry C. Walton	63	Director	1999	Retired – Community Volunteer

Brian L. Wilkins	44	Director	2015	Presently is and has been for the past 5 years President, Wilkins RV

Natalie M. Willoughby	61	Senior Vice President and Manager of Trust & Financial Services Department	N/A

2002 – 2005  Vice President & Relationship Manager – The Private Bank of Bank of America, Rochester, NY

08/2005 – 06/2006  Vice President and Manager of Trust & Financial Services Department- Steuben Trust Company

6/2006 – Present - Senior Vice President and Manager of Trust & Financial Services Department- Steuben Trust Company

Gregory J. Wood	55	Senior Vice President Commercial Loan Manager	N/A	2005-2009 VP Commercial Lending, Bank of Castile 2010 – Present - Senior Vice President Commercial Lending, Steuben Trust Company

 Each of the officers of the Company and of the Bank serves at the discretion of its respective Board of Directors.  All Directors hold office for a one-year term until the next annual meeting of shareholders and until their successors are elected and have been qualified.

COMPENSATION OF DIRECTORS AND OFFICERS

Compensation of Directors

 All Directors of the Company are also directors of the Bank.  Through December 31, 2015, the Bank held 12 Board meetings and 30 Committee meetings.  Directors receive $650 for each Board meeting attended and $350 for each Committee meeting attended.  Directors also receive a $4,500 retainer fee at year end ($2,000 additional for the board chairman, plus an additional $500 for the chairs of the Audit, Personnel, Loan, Trust and Scholarship committees) if they attend at least 60% of the Board meetings.

Executive Compensation

 The following table sets forth the aggregate annual remuneration that was paid for the year ending December 31, 2015, for each of the five highest paid persons who were then officers of the Company or the Bank:

Name of Individual	Capacities in Which Remuneration Received	Aggregate Remuneration

Brenda L. Copeland	President, Chief Executive Officer and Director	$ 727,080

James P. Nicoloff	Executive Vice President, Treasurer and Chief Financial Officer	$ 237,924

Gregory J. Wood	Senior Vice President and Commercial Loan Manager of Steuben Trust Company	$ 197,856

Amber R. Phelps	Executive Vice President, IT Systems & Operations Manager of Steuben Trust Company	$ 166,569

Hans R. Kunze	Senior Vice President and Commercial Loan Officer and Farm Department Manager of Steuben Trust Company	$ 155,210

 Under the Executive Deferred Compensation Agreement (Deferral Agreement) with the Company, any officer with a title of senior vice president or above is eligible to participate in the plan and have a portion of their annual compensation deferred.  Such deferral amounts are placed in an interest-bearing account and will be repaid to the participants in accordance with the terms of their Deferral Agreement.

 On April 15, 2010, the Company’s shareholders approved the adoption of a share based compensation plan, the Steuben Trust Corporation 2010 Long-Term Stock Incentive Plan (the “Incentive Plan”) for all employees.  The Incentive Plan permits the granting of non-qualified and incentive stock options and restricted stock grants, and reserves 80,000 shares of the Company’s stock for issuance thereunder.

 The Incentive Plan is administered by a committee of the Board of Directors which is responsible for designating employees to receive awards, the type and number of awards granted and establishing the terms and conditions of the awards.  Option awards are granted with an exercise price at least equal to the market price of the Company’s common stock at the date of grant; those option awards may have vesting periods ranging up to ten years.  The fair value of each option is estimated on the date of grant using a closed form option valuation (Black-Scholes) model.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

 The following table sets forth information concerning the number of shares of Common Stock beneficially owned, directly or indirectly, as of December 31, 2015, by (i) each of the three highest paid persons who were then officers and/or Directors of the Company, (ii) all executive officers and Directors of the Company as a group, and (iii) each shareholder that owns more than 10% of the Company’s Common Stock:

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned (1)	Percent of Class

Brenda L. Copeland (2) One Steuben Square Hornell, New York 14843	17,549.184	1.1

James P. Nicoloff (3) One Steuben Square Hornell, New York 14843	6,900.000	*

Gregory J. Wood (4) One Steuben Square Hornell, New York 14843	2,400.000	*

David A. Shults (5) 9 Seneca Street Hornell, New York 14843	247,255.875	14.8

All Directors and Executive Officers as a Group (20 persons, including those named above)	499,640.227	30.0

___________________________

* Indicates less than 1% of the Company’s issued and outstanding shares of Common Stock.

(1)The securities “beneficially owned” by an individual have been determined in accordance with the definitions of “beneficial ownership,” “affiliate” and “associate” as set forth in SEC Rules 13d-3 and 12b-2 under the Exchange Act and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities as to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty days after December 31, 2015.  Beneficial ownership may be disclaimed as to certain of the securities.

(2)    Includes 16,896.190 shares owned directly by Ms. Copeland, of which 900.000 are shares in underlying options exercisable on or after February 17, 2014, and 900.000 shares exercisable on or after April 2, 2014, 900 shares exercisable on or after April 2, 2015, and 1,200.000 shares exercisable after May 1, 2014, 900 shares exercisable on or after May1, 2005, and 652.994 shares owned by Ms. Copeland’s spouse over which she has voting control as the holder of a power-of-attorney.

(3)Includes 800.000 shares in underlying options exercisable on or after February 17, 2012.

 Includes 600.000 shares in underlying options exercisable on or after February 17, 2013.

 Includes 600.000 shares in underlying options exercisable on or after February 17, 2014.

 Includes 800.000 shares in underlying options exercisable on or after April 2, 2013.

 Includes 600.000 shares in underlying options exercisable on or after April 2, 2014

 Includes 600.000 shares in underlying options exercisable on or after April 2, 2015

 Includes 800.000 shares in underlying options exercisable on or after May 1, 2014

 Includes 600.000 shares in underlying options exercisable on or after May 2, 2015

(4)  Includes 200.000 shares in underlying options exercisable on or after February 17, 2012

 Includes 300.000 shares in underlying options exercisable on or after February 17, 2013.

 Includes 300.000 shares in underlying options exercisable on or after February 17, 2014.

 Includes 400.000 shares in underlying options exercisable on or after April 2, 2013.

 Includes 300.000 shares in underlying options exercisable on or after April 2, 2014.

 Includes 300.000 shares in underlying options exercisable on or after April 2, 2015.

 Includes 200.000 shares in underlying options exercisable on or after May 1, 2014.

 Includes 200.000 shares in underlying options exercisable on or after May 1, 2015.

(5)  Includes (i) 80,236.010 shares owned by Mr. D. Shults directly, (ii) 19,832.768 shares owned by Mr. D. Shults’ spouse, (iii) 147,187.097 shares owned by members of Mr. D. Shults’ family over which he has voting control as the holder of a power-of-attorney.

The following table sets forth the shares awarded active officers under the Incentive Plan as of December 31, 2015:

Name of Holder	Number of shares of Common Stock	Exercise Price	Vesting Dates	Shares Exercised
Brenda L. Copeland	1,200 900 900	$26.00	February 17, 2012 February 17, 2013 February 17, 2014	1,200 900
	1,200 900 900	$27.00	April 2, 2013 April 2, 2014 April 2, 2015	1,200
	1,200 900 900	$30.00	May 1, 2014 May 1, 2015 May 1, 2016

James P. Nicoloff	800 600 600	$26.00	February 17, 2012 February 17, 2013 February 17, 2014
	800 600 600	$27.00	April 2, 2013 April 2, 2014 April 2, 2015
	800 600 600	$30.00	May 1, 2014 May 1, 2015 May 1, 2016

Gregory J. Wood	400 300 300	$26.00	February 17, 2012 February 17, 2013 February 17, 2014	200
	400 300 300	$27.00	April 2, 2013 April 2, 2014 April 2, 2015
	200 200 200 200 200	$30.00	May 1, 2014 May 1, 2015 May 1, 2016 May 1, 2017 May 1, 2018

All Executive Officers as a Group (7 persons including those named above)	3,200 2,400 2,400	$26.00	February 17, 2012 February 17, 2013 February 17, 2014	1,400 900
All Executive Officers as a Group (7 persons including those named above)	3,400 2,550 2,550	$27.00	April 2, 2013 April 2, 2014 April 2, 2015	1,200
All Executive Officers as a Group (9 persons including those named above)	3320 2570 2570 320 320	$30.00	May 1, 2014 May 1, 2015 May 1, 2016 May 1, 2017 May 1, 2018

CERTAIN TRANSACTIONS

 No consideration, monetary or otherwise (including any formal or informal agreement relating to the payment of compensation in any form) has been given or offered to any shareholder, officer or Director of the Company or the Bank, or to any member of the immediate family of any of such persons, in connection with the shares offered hereby.

 The Company’s officers and Directors and members of their immediate families and businesses in which these individuals may hold controlling interests are customers of the Bank and it is anticipated that such parties will continue to be Bank customers in the future.  Credit transactions with these parties are subject to review by the Bank’s Board of Directors and/or a Committee thereof.  All outstanding loans and extensions of credit by the Bank to these parties were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, did not involve more than the normal risk of noncollectibility or present other unfavorable features.

LITIGATION

 The Company is involved in legal proceedings in the normal course of business, none of which are expected to have a material adverse impact on the financial condition or results of the operations of the Company.

AVAILABLE INFORMATION

 The Company’s principal executive offices are located at One Steuben Square, Hornell, New York, telephone (607) 324-5010.

 The Company has filed with the Securities and Exchange Commission (“SEC”) a Regulation A Offering Statement on Form 1-A under the Securities Act of 1933, as amended (the “Securities Act”) relating to the shares of Common Stock offered hereby (“Offering Statement”).  This Offering Circular does not contain all of the information set forth in the Offering Statement and the exhibits thereto, certain portions of which have been omitted pursuant to the rules and regulations of the SEC.

 The Offering Statement may be inspected and copied at prescribed rates at the public reference room maintained by the SEC at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549.  Copies of this material may also be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, NW, Washington, D.C. 20549.

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS OFFERING CIRCULAR AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.  NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE BUSINESS AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS OFFERING CIRCULAR.  THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER.

 THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY THE COMPANY CONCERNING THIS OFFERING AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN.  INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

NOTICE TO RESIDENTS OF PENNSYLVANIA

STEUBEN TRUST CORPORATION ("COMPANY") COMMON SHAREHOLDERS WHO ARE RESIDENTS OF PENNSYLVANIA ARE WELCOME TO ENROLL AND PARTICIPATE IN THE COMPANY’S DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN ("PLAN"). THE COMPANY IS CLAIMING AN EXEMPTION FROM REGISTRATION IN PENNSYLVANIA UNDER SECTION 203(n) OF THE PENNSYLVANIA SECURITIES ACT OF 1972. HOWEVER, TO COMPLY WITH THE REGULATIONS OF THE PENNSYLVANIA SECURITIES COMMISSION, PENNSYLVANIA RESIDENTS WHO PARTICIPATE IN THE PLAN ARE NOT PERMITTED TO MAKE VOLUNTARY ADDITIONAL CASH PURCHASES OF THE COMPANY’S COMMON SHARES UNDER THE PLAN.

INDEPENDENT AUDITOR AND LEGAL PROVIDER

 The consolidated financial statements of Steuben Trust Corporation and subsidiaries as of December 31, 2015, and 2014, and for the years then ended have been included herein in the Form 1-A Offering Statement.  The consolidated financial statements of Steuben Trust Corporation as of December 31, 2015 and 2014, and the years then ended, have been audited by Crowe Horwath LLP, independent auditors.

 Underberg & Kessler LLP, Rochester, New York, will issue a legal opinion concerning the validity of the common stock being sold in this Offering.

ANNEX 1

SHARE OWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

STEUBEN TRUST CORPORATION

SHARE OWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The purpose of the STEUBEN TRUST CORPORATION (the “Corporation”) SHARE OWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN (the “Plan”) is to provide the holders of record of the Corporation’s Common Stock (the “Common Stock”) with a simple and convenient method of investing cash dividends paid on the Corporation’s Common Stock in the purchase of, as well as enabling them to make additional cash payments to purchase, additional shares of Common Stock.  The terms and conditions of the Plan are as follows.

1.ELIGIBILITY TO PARTICIPATE IN PLAN.  All holders of record of Common Stock are eligible to participate in the Plan.  Beneficial owners of Common Stock whose shares are held for them in registered names other than their own, such as in the names of brokers, bank nominees or trustees, should, if they wish to participate in the Plan, either arrange for the holder of record to join the Plan or have the shares they wish to enroll for participation in the Plan transferred to their own names.

2.ELECTION TO PARTICIPATE IN PLAN.  Any holder of record of Common Stock may elect to participate in the Plan (a “Participant”) by returning to American Stock Transfer and Trust Company, LLC, the Corporation’s Transfer Agent and the Administrator of the Plan (the “Agent”), a properly completed Authorization Form as attached hereto.  The completed Authorization Form appoints the Agent as the Participant’s agent in the capacity of Plan Administrator for the Participant and authorizes:

(a)  the Corporation to pay to the Agent, for credit to the Participant’s account under the Plan (a “Plan Account”), all cash dividends payable on the Common Stock (“Dividends”) that the Participant has enrolled in the Plan;

(b)  the Agent, as agent, to credit to the Participant’s Plan Account any Dividends paid, as well as any shares of Common Stock distributed as a non-cash dividend or otherwise, on the shares of Common Stock credited to the Participant’s Plan Account;

(c)  the Agent, as agent, to apply all such Dividends received to the purchase of additional shares of Common Stock; and

(d)  the Agent, as agent, to apply all voluntary Additional Cash Payments made by the Participant under the Plan (as further described below) to the purchase of additional shares of Common Stock, all in accordance with the further terms and conditions of the Plan.

Participants may elect to reinvest Dividends paid on all or only a portion of the Common Stock registered in their names and/or held in their Plan Accounts by designating such election on the Authorization Form.  The Internal Revenue Service (“IRS”) currently requires Participants to reinvest Dividends on a minimum of ten percent (10%) of the Common Stock registered in their name(s) and/or held in their Plan Accounts.  Participants electing partial reinvestment of Dividends must designate the number of whole shares for which they want to receive cash payment of Dividends, which must equal ninety percent (90%) or less of the number of whole shares registered in their names and/or held in their Plan Accounts.  Dividends paid on all other shares registered in the Participant's name and all other shares held in the Participant's Plan Account will be reinvested in additional shares of Common Stock.

Participants may at any time deposit any Common Stock certificates in their possession with the Agent to be credited to the Participant’s Plan Account.  Such shares will be transferred into the name of the Agent or its nominee, as agent for the Participant under the Plan, and thereafter treated in the same manner as shares purchased through the Plan.

Reinvestment levels may be changed from time to time as a Participant desires by submitting a new Authorization Form to the Agent.  To be effective with respect to a particular Dividend, any such change must be received by the Agent at least five business days before the record date for that Dividend.

3.PLAN ACCOUNT. After receipt of a properly completed Authorization Form, the Agent will open a Plan Account for the Participant as Plan Administrator and agent for the Participant and will credit to such Plan Account:

(a)  all Dividends received by the Agent from the Corporation on shares of Common Stock registered in the Participant’s name and enrolled in the Plan by the Participant, commencing with the first Dividend paid following receipt of the Authorization Form by the Agent (which must be received at least five business days prior to the record date of a Dividend to be effective with respect to that Dividend);

(b)  all Dividends received by the Agent on any full or fractional shares credited to the Participant's Plan Account;

(c)  all Additional Cash Payments (as further described below) received by the Agent from the Participant to purchase additional shares of Common Stock;

(d)  all full or fractional shares purchased for the Participant’s Plan Account after making appropriate deductions for the purchase prices paid for such shares; and

(e)  any shares of Common Stock distributed by the Corporation as a dividend or otherwise on shares credited to the Participant’s Plan Account.

4.ADDITIONAL CASH PAYMENTS.  Any Participant may from time to time elect to purchase additional shares of Common Stock through the Plan by using a Plan Authorization Form to make voluntary additional cash payments to the Agent of not less than $100.00 nor more than $5,000.00 per quarter (“Additional Cash Payments”), which will be used to purchase additional shares on a quarterly basis as further described below.   For purposes of the Plan, a new quarter will begin on the day following a dividend payment date.  All shares purchased with Additional Cash Payments will be credited to the Participant’s Plan Account (unless the Agent is instructed otherwise by the Participant on the Authorization Form).

5.PURCHASES OF SHARES.  Dividends credited to a Participant's Plan Account will be invested in the purchase of additional shares of Common Stock on or about the payment date for that Dividend, generally within ten business days.  Additional Cash Payments made by a Participant will be invested in the purchase of additional shares of Common Stock on or about the payment date for the next succeeding Dividend following receipt of such payment.  Since no interest will be paid on Additional Cash Payments held by the Agent pending the investment of such funds, it is suggested that any such payments a Participant may wish to make be sent so as to reach the Agent no later than five business days prior to the record date for the next succeeding Dividend.  Any Additional Cash Payments received during a quarter will be returned by mail to the Participant, at the address shown on the Agent’s records, if written notification requesting such return is received by the Agent on or before the last business day  prior to the next Dividend record date.

All shares purchased hereunder may be purchased on any securities exchange where the Common Stock is traded, in the over-the-counter market, in privately negotiated transactions, or from Participants who have directed the Agent to sell their Common Stock, and may be on such terms as to price, delivery, and otherwise, and may be executed through such brokers, and otherwise, as the Agent shall determine in its sole discretion.  Additionally, whenever and to the extent so directed by the Corporation from time to time in its sole discretion, the Agent shall purchase such shares directly from the Corporation in accordance with the further terms of this Plan.  In making purchases hereunder, the Agent may commingle the funds of each Participant with those of the other Participants.

 For purchases made directly from the Corporation, the price of the Common Stock so purchased will be the fair market value per share of the Corporation’s Common Stock at the time of such purchase, as determined by the Board of Directors.  The Board of Directors has determined that the “fair market value” per share price of the Company’s Common Stock will be the greater of (a) the weighted-average stock price for the Company’s stock over the 90 days preceding the “ex-dividend” date, (b)  the simple average stock price for the Company’s stock over the 90 days preceding the “ex-dividend” date, or (c) the Company’s book value as of the end of the month in which the dividend is declared.  If the Board of Directors determines that the price so calculated does not reflect the fair market value of the Company’s Common Stock, Plan participants will be so notified in accordance with the provisions of the Plan.  For purchases made in the open market or otherwise than directly from the Corporation, such purchases will be made at prices not exceeding the then fair market value of the Company’s Common Stock price determined as set forth above, and the price to each participant’s account will be based on the average price of all shares so purchased.  The price per share of the Corporation’s Stock shall equal the weighted average of the fair market value of the Common Stock purchased from the Company, determined as described above, and the weighted average of the purchase price of the Common Stock acquired on the open market or in negotiated transactions.  Upon each purchase of shares hereunder, the Plan Account of each Participant will be reduced by the balance to be invested from that Plan Account and credited with a number of shares, including fractional shares, equal to the balance to be invested from that Plan Account divided by the purchase price applicable to such transaction determined as described above.

6.ACCOUNT STATEMENTS.  As soon as practicable following the end of each quarter in which there is a transaction in a Participant’s Plan Account, the Participant will receive a detailed statement (the “Statement”) showing, as applicable:

(a) any Dividend paid on the Participant’s Common Stock participating in the Plan;

(b) any Additional Cash Payments received from the Participant during that quarter;

(c) the purchase prices and numbers of shares purchased during that quarter for the Participant’s Plan Account with the funds held in such Account;

(d) the number of shares withdrawn from the Participant’s Plan Account; and

(e) as of the date of the Statement, the total number of shares of Common Stock owned by the Participant that are participating in the Plan.

The last Statement of the year will show the aggregate amount of brokerage fees, if any, paid by the Corporation in respect of shares purchased for the Participant's Plan Account.

7.ISSUANCE OF CERTIFICATES.  Shares purchased under the Plan will be registered in the name of the Agent or its nominee, as agent for the Participant under the Plan.  No certificates will be issued to a Participant for the Common Stock in the Participant’s Plan Account unless requested in writing or the Plan Account is terminated as hereinafter provided.  Certificates for any number of whole shares of Common Stock credited to a Participant’s Plan Account will be issued to a Participant upon written request sent to the Agent at the address indicated below.  A Participant may either furnish separate written instructions to the Agent each time the Participant desires that certificates be issued or furnish the Agent with blanket instructions covering all whole shares of Common Stock credited to the Participant’s Plan Account from time to time under the Plan.  No certificates for fractional shares will be issued notwithstanding any request therefor, but dividends on a fractional interest in shares will be credited to a Participant’s Plan Account.

8.FEES.  The Corporation has agreed to pay all brokerage commissions and Agent service charges in connection with the administration and operation of the Plan.  The Agent may charge a Participant for additional services performed by the Agent at the request of the Participant and not provided for herein.

 9.TAXES.  It is understood that the automatic investment of dividends under this Plan does not relieve the Participant of any income taxes which may be payable on such dividends.  The Agent will comply with all applicable IRS requirements concerning the withholding of taxes on dividend payments and filing of information returns for dividends credited to each Participant’s Plan Account.  Any amounts required to be withheld will be deducted from each Dividend prior to investment.  Each Participant will be provided annually with the information provided by the Agent to the IRS that year either through receipt of a duplicate of the informational return filed by the Agent with the IRS or in a year-end Statement each calendar year.  With respect to foreign Participants whose Dividends are subject to United States income tax withholding, the Agent will comply with all applicable IRS requirements concerning the amount of tax to be withheld, which will be deducted from each Dividend prior to investment.  The Agent will also report to each Participant the Participant’s pro-rata share of the Agent's administrative fees paid by the Corporation on behalf of all Participants.

10.VOTING OF PLAN SHARES.  With respect to meetings of the Corporation’s shareholders for which proxies are solicited, a Participant will receive a single proxy card covering all shares registered in the Participant’s name as well as all shares credited to the Participant’s Plan Account.  If no shares are registered in a Participant’s name, a proxy card will be furnished to the Participant covering all shares credited to the Participant’s Plan Account.  In either situation, all whole and fractional shares held in a Participant’s Plan Account will be voted as directed by the Participant.  If a Participant does not return a signed proxy card as instructed, such shares will not be voted.

11.TERMINATION.  Participation in the Plan may be terminated at any time by a Participant giving written notice to such effect to the Agent.  If the termination request is received less than five business days prior to a Dividend record date, the request will not be processed until after that Dividend has been invested and the shares purchased credited to the Participant’s Plan Account.  As promptly as possible following receipt of such notice, a certificate will be issued for all whole shares of Common Stock held in the Participant’s Plan Account.  The Corporation and the Agent reserve the right to terminate the Participant’s Plan Account immediately upon sending written notice to the Participant at the Participant’s last known address as shown on the Agent’s Plan records. In every case of termination, the Participant’s interest in any fractional shares of Common Stock will be paid in cash based on the fair market value of the Corporation’s Common Stock on the date the Agent receives such termination notice. In every case of termination, uninvested voluntary cash payments credited to the Participant’s Plan Account will be returned to the Participant in cash without interest.  The Agent shall terminate the Participant’s Plan Account upon receipt of written notice of the Participant’s death or adjudication of incompetency, provided, however, in the event of any such notice the Agent shall retain all payments received and/or shares of Common Stock in the Participant’s Plan Account until the Participant’s legal representative shall have been appointed and furnished proof satisfactory to the Agent of his/her right to receive such payments and/or shares of Common Stock.

12.CHANGES IN CAPITALIZATION.  The Common Stock held by the Agent for Participants shall fully participate in any stock dividend, stock split, split-up, spin-off, recapitalization, merger, consolidation, exchange of shares or other such transaction involving the Common Stock of the Corporation in accordance with the terms of such transaction.  In the event that the Corporation makes available to its shareholders rights to purchase additional shares, debentures or other securities, each Participant shall have the right to exercise such rights arising from whole shares credited to the Participant’s Plan Account in accordance with the terms and conditions of such rights. The Agent may, in its sole discretion, hold the Common Stock of all Participants together in its name or in the name of its nominee.

13.LIABILITY.  Neither the Agent nor the Corporation, nor any of their respective Directors, officers, employees or agents shall be liable hereunder for any act or failure to act, including without limitation, for any claim of liability (a) arising out of any failure to terminate a Participant’s Plan Account upon such Participant's death or adjudication of incompetency prior to receipt of written notice of such death or incompetency; (b) with respect to the prices at which the Common Stock is purchased or sold for a Participant’s Plan Account or the timing of, or terms on which, such purchases or sales are made; or (c) with respect to the value at any time of the Common Stock acquired for or credited to a Participant’s Plan Account.  It is understood that government regulation may require the temporary curtailment or suspension of purchases under the Plan.  Neither the Agent nor the Corporation, nor any of their respective Directors, officers or employees shall have any liability in connection with any inability to purchase Common Stock or the timing of any purchases.

14.SPENDTHRIFT PROVISION.  A Participant may not sell, pledge, hypothecate or otherwise assign or transfer any cash or Common Stock credited to the Participant’s Plan Account, nor any other interest therein.  No attempt to effect any such sale, pledge, hypothecation, or other assignment or transfer shall be effective.

15.NOTICES.  All notices, requests or other communications from Participants relating to the Plan shall be addressed as follows:

American Stock Transfer & Trust Company, LLC

Attention: Dividend Reinvestment Department

6201 15th Avenue

Brooklyn, NY 11219

1-800-937-5449

Each Participant agrees to notify the Agent promptly in writing of any change of address.  Notices, requests or other communications from the Agent to a Participant relating to the Plan shall be addressed to the Participant at the Participant’s last known address as reflected in the Agent’s records and shall be deemed given when received by the Participant or five days after mailing, whichever first occurs.

16.AMENDMENT; TERMINATION.  The Corporation and the Agent each reserve the right to suspend, to modify (subject to any requisite authorization or approval by regulatory agencies having jurisdiction) and to terminate the Plan or any Participant’s participation in the Plan at any time by written notice given to all Participants or such Participant, as the case may be.  The Corporation and the Agent each also reserve the right to adopt, and from time to time to change, such administrative rules and regulations (not inconsistent in substance with the basic provisions of the Plan then in effect) as they deem desirable or appropriate for the administration of the Plan.

17.GOVERNING LAW.  The Plan and all Plan Accounts established thereunder shall be governed by and construed in accordance with the laws of the State of New York and the rules and regulations of the Securities and Exchange Commission, as they may be changed or amended from time to time.

Adopted July 11, 2013

Amended August 13, 2015

ANNEX 2

SHARE OWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

AUTHORIZATION FORM

STEUBEN TRUST CORPORATION

SHARE OWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Check only one of the following options:

[   ]FULL DIVIDEND REINVESTMENT

I want to reinvest all cash dividends on shares now or subsequently registered in my name and account, as well as cash dividends on all shares credited to my account under the Plan.  I understand that I may also make additional cash investments of not less than $100 per payment up to a maximum amount of $5,000 per quarter. (Complete if applicable) I also wish to make an additional cash investment at this time and have, therefore, enclosed a check or money order (payable to American Stock Transfer & Trust Company) in the amount of $________________.

[   ]PARTIAL DIVIDEND REINVESTMENT

I want to reinvest cash dividends on some of the shares currently registered in my name and account, and continue to receive cash dividends on the remaining shares.  Therefore, please reinvest the cash dividends on _____ shares.  (Must be a minimum of ten (10%) percent of the common stock registered in participant’s name(s) or held in plan accounts as currently required by the Internal Revenue Service.)  I understand that I may also make additional cash investments of not less than $100 per payment up to a maximum amount of $5,000 per quarter. (Complete if applicable) I also wish to make an additional cash investment at this time and have, therefore, enclosed a check or money order (payable to American Stock Transfer & Trust Company) in the amount of $________________.

[   ]ADDITIONAL CASH INVESTMENT ONLY

I wish to make additional cash investments of not less than $100 per payment up to a maximum amount of $5,000 per quarter. I have enclosed a check or money order (payable to American Stock Transfer & Trust Company) in the amount of $________________.

I understand that, regardless of which option I have selected above, dividends on all shares held in my Plan account will be reinvested.

(Please sign on other side of this card)

Share Owner Dividend Reinvestment Return to:

and Stock Purchase PlanAmerican Stock Transfer & Trust Company LLC

for Share Owners of Steuben Trust CorporationAttention: Dividend Reinvestment Department

 6201 15th Avenue

 Brooklyn, New York 11219

 Date: ________________________________

 Signature of all registered owners:

 _____________________________________

 _____________________________________

This is Not a Proxy

PART III

EXHIBITS

Exhibit Index

ExhibitSequential Page

NumberDescriptionLocation

2.1Certificate of Incorporation of Steuben Trust

 Corporation as amended*

2.2Amended and Restated Bylaws of Steuben

 Trust Corporation*

3.1Authorization Form for Company’sSee Annex 2 to

 Dividend Reinvestment and Stock Purchase PlanOffering Circular

3.2Form of Stock Certificate of Steuben Trust Corporation*

3.3Indenture for Junior Subordinated Debenture

 dated July 16, 2007, for Steuben Statutory Trust II

 a subsidiary of Steuben Trust Corporation

 (omitted but the issuer agrees to provide to the

 Commission upon request)

6.2Steuben Trust Corporation 2010 Long-Term

 Stock Incentive Plan effective April 15, 2010*

6.3Amended and Restated Director Deferred Fee

 Agreement between Steuben Trust Company and

 Robert U. Blades, Jr. dated March 13, 2008 *

6.4First Amendment to the Steuben Trust Company Split

 Dollar Agreement between Steuben Trust Company

 and Robert U. Blades, Jr. dated December 17, 2009*

6.5Amended and Restated Director Deferred Fee

 Agreement between Steuben Trust Company and

 Brenda L. Copeland dated March 13, 2008*

6.6Director Deferred Fee Agreement between Steuben

 Trust Company and Edward G. Coll, Jr. dated

 September 1, 1998*

6.7Split Dollar Agreement between Steuben Trust

 Company and Edward G. Coll, Jr. dated December 21,

 1998*

6.8Director Deferred Fee Agreement between Steuben

 Trust Company and Charles M. Edmondson dated

 December 30, 2008*

6.9Split Dollar Agreement between Steuben Trust Company

 and Charles M. Edmondson dated November 16, 2009*

III-1

6.10Amended and Restated Director Deferred Fee Agreement

 between Steuben Trust Company and Stoner E. Horey

 dated March 13, 2008*

6.11Director Deferred Fee Agreement between Steuben Trust

 Company and Stoner E. Horey dated September 1, 1998*

 Amended and Restated Director Deferred Fee Agreement

6.12Between Steuben Trust Company and Charles D.

 Oliver dated March 13, 2008*

6.13Split Dollar Agreement between Steuben Trust Company

 and Charles D. Oliver dated December 21, 1998*

6.14Amended and Restated Director Deferred Fee Agreement

 between Steuben Trust Company and Kenneth D.

 Philbrick dated March 13, 2008*

6.15First Amendment to the Split Dollar Agreement

 between Steuben Trust Company and Kenneth D.

 Philbrick dated February 5, 2010*

6.16Amended and Restated Director Deferred Fee

 Agreement between Steuben Trust Company and

 David A. Shults dated March 13, 2008*

6.17First Amendment to the Split Dollar Agreement

 between Steuben Trust Company and David A.

 Shults dated December 17, 2009*

6.18Amended and Restated Director Deferred Fee

 Agreement between Steuben Trust Company and

 Eric Shults dated March 13, 2008*

6.19First Amendment to the Split Dollar Agreement and

 Split Dollar Policy Endorsement between Steuben Trust

 Company And Eric Shults dated April 19, 2001*

6.20Amended and Restated Executive Deferred Compensation

 Agreement between Steuben Trust Company and

 Brenda L. Copeland dated March 13, 2008*

6.21Executive Deferred Compensation Agreement between

 Steuben Trust Company and Hans R. Kunze dated

 March 30, 2008*

6.22Executive Deferred Compensation Agreement between

 Steuben Trust Company and James R. McCormick

 Dated May 30, 2008*

6.23Executive Deferred Compensation Agreement between

 Steuben Trust Company and L. Victor Myers dated

 May 30, 2008*

III-2

6.24Executive Deferred Compensation Agreement between

 Steuben Trust Company and Kenneth D. Philbrick

 Dated September 1, 1998*

6.25First Amendment to the Amended September Dollar

 Agreement dated December 14, 2001 between Steuben

 Trust Company and Kenneth D. Philbrick dated

 February 5, 2010*

6.26Executive Deferred Compensation Agreement between

 Steuben Trust Company and Theresa B. Sedlock dated

 June 1, 2008*

6.27Executive Deferred Compensation Agreement between

 Steuben Trust Company and Natalie M. Willoughby

 dated May 29, 2008 *

6.28Retainer Fee Agreement with the law firm ofPage III-4

 Shults and Shults dated December 28, 2015

10.1Consent of Crowe Horwath LLPPage III-10

10.2Consent of Underberg & Kessler LLPIncluded in Exhibit 11.1

11.1Opinion of Underberg & Kessler LLPPage III-11

15.1Power of Attorney*

*Previously filed

III-3

SIGNATURES

 The Issuer.  The Issuer has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hornell, New York, on this 22nd day of March, 2016.

STEUBEN TRUST CORPORATION

By: /s/ James P. Nicoloff

James P. Nicoloff, Executive Vice President

and Chief Financial Officer

 This Offering Statement has been signed by the following persons in the capacities and on the dates indicated:

Date:March 22, 2016/s/ Brenda L. Copeland

 Brenda L. Copeland, President and

 Chief Executive Officer (Principal Executive Officer)

Date:March 22, 2016/s/ James P. Nicoloff

 James P. Nicoloff, Executive Vice President,

 Treasurer and Chief Financial Officer (Principal

 Financial Officer and Principal Accounting Officer)

Date:March 22, 2016*David A. Shults

 David A. Shults, Director and

 Chairman of the Board

Date:March 22, 2016*Robert U. Blades

 Robert U. Blades, Jr., Director

Date:March 22, 2016*Michael E. Davidson

 Michael E. Davidson, Director

Date:March 22, 2016*Charles M. Edmondson

 Charles M. Edmondson, Director

Date:March 22, 2016*Stoner E. Horey

 Stoner E. Horey, Director

Date:  March 22, 2016*L. Victor Myers

 L. Victor Myers, Director

Date:March 22, 2016*Charles D. Oliver

 Charles D. Oliver, Director

Date:March 22, 2016*Amanda S. Parker

 Amanda S. Parker, Director

Date:March 22, 2016*Eric Shults

 Eric Shults, Director

Date:   March 22, 2016*Sherry C. Walton

 Sherry C. Walton, Director

Date:   March 22, 2016*Brian L. Wilkins

 Brian L. Wilkins, Director

*By /s/ James P. Nicoloff

      James P. Nicoloff, as Attorney in Fact

INDEPENDENT REPORT OF AUDITORS

 Page

Independent Auditor’s ReportF-2

Crowe Horwath.

Crowe Horwath LLP
Independent Member Crowe Horwath International

INDEPENDENT AUDITOR'S REPORT

Board of Directors and Shareholders
Steuben Trust Corporation
Hornell, New York

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Steuben Trust Corporation, which comprise the consolidated statements of financial condition as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Steuben Trust Corporation as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Crowe Horwath LLP
Crowe Horwath LLP

Livingston, New Jersey
February 5, 2016

Consolidated Statements of Financial Condition
December 31, 2015 and 2014
(In thousands, except share amounts)

	2015	2014
ASSETS

Cash and due from banks	$ 8,156	$ 10,374
Securities available-for-sale	176,208	165,678
Securities held-to-maturity (fair value $4,614 in 2015 and $9,424 in 2014)	4,506	9,302
Loans, net of allowance of $3,290 in 2015 and $3,100 in 2014	277,468	265,857
Premises and equipment, net	6,684	6,914
Accrued interest receivable	1,758	1,701
Intangible assets, net	81	88
Bank owned life insurance	9,294	9,042
Other real estate owned	1,133	1,591
Other assets	4,410	4,194

TOTAL ASSETS	$ 489,698	$ 474,741

LIABILITIES

Deposits
Non-interest bearing	$ 97,871	$ 97,434
Interest bearing	296,727	285,930
Total deposits	394,598	383,364

Subordinated debentures	2,062	2,062
Advances from Federal Home Loan Bank	39,000	38,500
Accrued interest payable	66	99
Other liabilities	4,905	4,941
Total liabilities	$ 440,631	$ 428,966

SHAREHOLDERS' EQUITY

Common stock - $1 par value; 5,000,000 shares authorized,
1,748,623 shares issued in 2015,
1,738,372 shares issued in 2014	$ 1,749	1,738
Additional paid-in capital	5,141	4,818
Retained earnings	44,640	41,339
Accumulated other comprehensive income	80	392
Treasury stock, at cost, 101,649 shares in 2015, 100,649 shares in 2014	(2,543)	(2,512)
Total shareholders' equity	$ 49,067	$ 45,775

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 489,698	$ 474,741

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
December 31, 2015 and 2014
(In thousands, except per share amounts)

	2015	2014
INTEREST INCOME
Loans	$ 12,852	$ 12,056
Taxable securities	3,047	2,889
Tax Exempt securities	1,441	1,556
Total interest income	17,340	16,501

INTEREST EXPENSE
Savings and time deposits	747	699
Federal Home Loan Bank advances	251	330
Subordinated debentures	39	37
Total interest expense	1,037	1,066

Net interest income	16,303	15,435

Provision for loan losses	310	357
Net interest income after provision for loan losses	15,993	15,078

OTHER INCOME
Service charges	2,517	2,625
Trust and investment services income	1,133	1,097
Gain on sale of investments and other assets	361	375
Other	589	753
Total other income	4,600	4,850

OPERATING EXPENSES
Salaries and employee benefits	8,155	7,813
Occupancy	869	857
Depreciation and amortization	501	477
Marketing and public relations	183	171
Office supplies, printing, postage and courier	383	430
Professional fees	262	281
Furniture and equipment maintenance	621	627
Other operating	2,631	2,357
Total operating expenses	13,605	13,013

Income before income taxes	6,988	6,915
INCOME TAXES	1,865	2,000

NET INCOME	$ 5,123	$ 4,915

Less: Net income attributable to non-controlling interest	-	46

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$ 5,123	$ 4,869

Basic Earnings Per Share	$ 3.12	$ 2.97
Diluted Earnings Per Share	$ 3.11	$ 2.97

See accompanying notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income
December 31, 2015 and 2014
(In thousands, except share amounts)
	2015	2014

Net Income	$ 5,123	$ 4,915

Other comprehensive income:
Unrealized gains/losses on securities:
Unrealized holding gain/(loss) arising during the period	(999)	3,091

Reclassification adjustment for gains included in Gain on sale of investments and other assets	(82)	(197)
Tax effect	418	(1,120)
Net of tax	(663)	1,774

Defined benefit pension plans:
Net gain/(loss) arising during period	366	(2,062)

Reclassification adjustment for amortization of net loss included in Salaries and employee benefits	206	21
Tax effect	(221)	790
Net of tax	351	(1,251)

Total other comprehensive (loss)/income	(312)	523

Comprehensive income	$ 4,811	$ 5,438

See accompanying notes to consolidated financial statements.

Consolidated Statements of Shareholders' Equity
Years Ended December 31, 2015 and 2014
(In thousands, except share data and per share amounts)
				Accumulated
		Additional		Other		Non-
	Common	Paid-in	Retained	Comprehensive	Treasury	Controlling
	Stock	Capital	Earnings	Income (Loss)	Stock	Interest	Total

BALANCE, JANUARY 1, 2014	$ 1,728	$ 4,502	$ 38,188	$ (131)	$ (2,234)	$ 307	$42,360

Net income	-	-	4,869	-	-	46	4,915

Other comprehensive income	-	-	-	523	-	-	523

Cash dividends paid: $1.05 per Common share	-	-	(1,718)	-	-	(46)	(1,764)

Stock based compensation plan expense	-	8	-	-	-	-	8

Stock options exercised, including tax benefit 900 Common shares	-	3	-	-	20	-	23

Non-controlling interest shares retired 614 Preferred shares	-	-	-	-	-	(307)	(307)

Treasury shares purchased: 10,365 Common shares	-	-	-	-	(298)	-	(298)

Stock sold: 9,987 Common shares	10	305	-	-	-	-	315
BALANCE, DECEMBER 31, 2014	$ 1,738	$ 4,818	$ 41,339	$ 392	$ (2,512)	$ -	$45,775

Net income	-	-	5,123	-	-	-	5,123

Other comprehensive loss	-	-	-	(312)	-	-	(312)

Cash dividends paid: $1.11 per Common share	-	-	(1,822)	-	-	-	(1,822)

Stock based compensation plan expense	-	3	-	-	-	-	3

Treasury shares purchased: 1,000 Common shares	-	-	-	-	(31)	-	(31)
Stock sold: 10,251 Common shares	11	320	-	-	-	-	331
BALANCE, DECEMBER 31, 2015	$ 1,749	$ 5,141	$ 44,640	$ 80	$ (2,543)	$ -	$49,067

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
Years Ended December 31, 2015 and 2014
(In thousands)
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$5,123	$4,915
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	501	477
Provision for loan losses	310	357
Subsequent write down of other real estate	109	21
Gain on sale of investments and other assets	(361)	(375)
Amortization/accretion on securities available for sale	906	891
Gain on sale of other real estate	(9)	(4)
Earnings on Bank owned life insurance	(252)	(251)
Stock based compensation plan expense	3	8
Deferred income tax benefit	(139)	(21)
Net principal disbursed on loans held for sale	(10,155)	(6,417)
Proceeds from sale of loans held for sale	10,434	6,595
Change in:
Accrued interest receivable	(57)	(253)
Other assets	42	334
Accrued interest payable	(33)	14
Other liabilities	536	379
Net cash provided by operating activities	6,958	6,670

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of securities available for sale	6,409	5,788
Proceeds from maturities and redemptions of securities available for sale	12,278	6,623
Principal payments on securities available for sale	14,523	11,644
Purchases of securities available for sale	(45,646)	(33,080)
Purchases of securities held to maturity	(6,637)	(8,603)
Proceeds from maturities and redemptions of securities held to maturity	11,433	6,331
Loan originations and payments, net	(12,141)	(27,752)
Proceeds from sale of other real estate	578	108
Capital expenditures	(185)	(149)
Net cash used in investing activities	(19,388)	(39,090)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	11,234	30,412
Repayment of Federal Home Loan Bank advances	(56,500)	(37,000)
Proceeds from Federal Home Loan Bank advances	57,000	37,500
Common stock issued, dividend reinvestment plan	331	315
Treasury stock sold	-	23
Treasury stock purchased	(31)	(298)
Retirement of non-controlling shares	-	(307)
Dividends paid	(1,822)	(1,764)
Net cash provided by financing activities	10,212	28,881

NET CHANGE IN CASH AND CASH EQUIVALENTS	(2,218)	(3,539)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	10,374	13,913
CASH AND CASH EQUIVALENTS AT END OF YEAR	$8,156	$10,374

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION	2015	2014
Cash paid during the year for:
Interest	$1,070	$1,052
Income taxes	2,000	1,650
Non-cash investing activities:
Transfer from loans to Other Real Estate Owned	220	1,051

See accompanying notes to consolidated financial statements.

Notes To Consolidated Financial Statements

1. ORGANIZATION

Steuben Trust Corporation (the Company) is both a bank holding company and a financial holding company subject to regulation by certain federal and state agencies, including the Federal Deposit Insurance Corporation. The Company, through its bank subsidiary, Steuben Trust Company (the Bank), provides financial services to individuals and businesses primarily in Steuben, Allegany, Erie, Livingston, Monroe and Wyoming counties in New York State. The Bank dissolved its subsidiary - Steuben Real Estate Holding, Inc. (a Real Estate Investment Trust “REIT”) on December 5, 2014. All minority shareholders received their equity interests and all accrued and unpaid dividends. The remaining assets were transferred back to the Bank. The Company also has an investment in a subsidiary trust, Steuben Statutory Trust II that is not consolidated (note 15).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of the Company conform to accounting principles generally accepted in the United States of America. The following is a description of the significant accounting policies followed by the Company.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiary, the Bank. All material intercompany accounts and transactions have been eliminated in consolidation.

Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure through February 5, 2016, which is the date the financial statements were available to be issued.

Use of Estimates

To prepare financial statements in conformity with accounting principles generally accepted in the United States of America management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.

Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Net cash flows are reported for customer loan and deposit transactions.

Notes To Consolidated Financial Statements

Securities

The Company classifies its debt securities as either available for sale or held to maturity. Held to maturity securities are those debt securities, carried at amortized cost, that the Company has the positive intent and the ability to hold until maturity. All other securities not included in held to maturity are classified as available for sale when the security might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Interest income includes interest earned on the securities and the amortization of premiums and accretion of discounts as an adjustment to yield using the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Realized gains and losses on securities are recognized on the trade date, are included in earnings and are calculated using the specific identification method for determining the cost of securities sold.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of purchase premiums and discounts, deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level yield method without anticipating prepayments.

Interest income on residential, commercial real estate (construction and other) and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer loans including auto and other, are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to non-accrual status in accordance with the Company’s policy, typically after 90 days of non-payment.

Notes To Consolidated Financial Statements

For all classes of loans, interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. The Company’s provision for loan losses charged to operations is based upon management’s evaluation of the loan portfolio. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is maintained at an amount management deems adequate to provide for probable incurred loan losses considering the character of the loan portfolio, economic conditions, analysis of specific loans and historical loss experience. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examinations. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired.

A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Commercial and commercial real estate loans over $100,000 are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Notes To Consolidated Financial Statements

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent five years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

A description of each segment of the loan portfolio, along with the risk characteristics of each segment is included below:

Commercial Loans - Commercial loans are made to businesses generally located within the primary market area. Those loans are generally secured by business equipment, inventory, accounts receivable and other business assets. In underwriting commercial loans we consider the net operating income of the company, the debt service ratio and the financial strength, expertise and credit history of the business owners and/or guarantors. Because payments on commercial loans are dependent on successful operation of the business enterprise, repayment of such loans may be subject to a greater extent to adverse conditions in the economy. We seek to mitigate these risks through underwriting policies which require such loans to be qualified at origination on the basis of the enterprise’s financial performance and the financial strength of the business owners and/or guarantors.

Commercial Real Estate Loans – We originate commercial real estate loans that are secured by properties used for business purposes, where the primary source of repayment is derived from rental income associated with the property. These properties include office buildings and retail facilities generally located within our primary market area. Underwriting policies provide that commercial real estate loans are in amounts less than the appraised value of the property. In underwriting commercial real estate loans, we consider the appraised value and net operating income of the property, the debt service ratio and the property owner’s and/or guarantor’s financial strength, expertise and credit history. Because payments on loans secured by commercial real estate properties are dependent on successful operation or management of the properties, repayment of commercial real estate loans may be subject to a greater extent to adverse conditions in the real estate market or the economy.

Residential Real Estate Loans – Mortgage loans include residential mortgages and home equity loans secured by one to four family residences located within our primary market area. Credit approval for residential real estate loans requires demonstration of sufficient income to repay the principal and interest and the real estate taxes and insurance, stability of employment and an established credit record. Loans in excess of 80% of the appraised value of the property securing the loan require private mortgage insurance. The Company does not engage in subprime lending.

Notes To Consolidated Financial Statements

Consumer Loans – We originate consumer loans including auto loans to consumers in our primary market area. Credit approval for other consumer loans requires income sufficient to repay principal and interest due, stability of employment, an established credit record and sufficient collateral for secured loans. Consumer loans typically will have shorter terms and lower balances with higher yields as compared to real estate loans, but generally carry higher risks of default. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the rights (free of conditions that constrain it taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before maturity.

Other Real Estate Owned

Other real estate owned includes property acquired through, or in lieu of, formal foreclosure are initially recorded at fair value less costs to sell when acquired, which establishes a new cost basis. After transfer, the property is carried at the lower of cost or fair value, less estimated selling expenses. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after foreclosure are expensed.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily on the straight-line method with useful lives generally ranging from 15 to 39 years for building and related components and 3 to 7 years for furniture and equipment.

Bank Owned Life Insurance

The Company has purchased life insurance policies on certain directors and a former executive officer. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) consists of the net unrealized holding gains or losses of securities available for sale, and changes in the funded status of the pension plan, net of the related tax effect.

Notes To Consolidated Financial Statements

Earnings Per Share

Basic earnings per common share is net income available to Steuben Trust Corporation common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options.

The factors used in computing earnings per share are as follows (in thousands except share and per share data):

	2015	2014
Basic:
Net income attributable to Common Shareholders	$5,123	$4,869

Weighted average common shares outstanding	1,642,819	1,636,909

Basic earnings per common share	$3.12	$2.97

Diluted:
Net income attributable to Common Shareholders	$5,123	$4,869

Weighted average common shares outstanding for basic earnings per common share	1,642,819	1,636,909
Add: Dilutive effects of stock options	2,098	1,889
Average shares and dilutive potential common shares	1,644,917	1,638,798

Diluted earnings per share	$3.11	$2.97

There were no stock options for shares of common stock that were not considered in computing diluted earnings per share for 2015 and 2014 because they were antidilutive.

Income Taxes

Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period which includes the enactment date. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Notes To Consolidated Financial Statements

Retirement Plans

The Bank sponsors a non contributory defined benefit retirement plan for full-time employees who have attained the age of 21 and have a minimum of one year of service. New employees hired on or after March 1, 2009 are excluded from participation in the plan. The plan was frozen and curtailed to new benefit accruals as of December 31, 2012. Pension expense is the net of service and interest cost, return on plan assets and amortization of gains and losses not immediately recognized. Accrued pension costs are funded to the extent deductible for federal income tax purposes.

The Bank also provides a savings and retirement 401(k) plan for all eligible employees who elect to participate. For the 2010 plan year, the Bank adopted a provision which provides a “safe harbor” matching contribution equal to 100% of the first 3% of compensation deferred, plus 50% of the next 2% of compensation deferred up to a maximum of 4%. Employer contributions are funded as they are accrued. There is also a discretionary contribution that may be paid to eligible employees. This is subject to approval by the board of directors annually.

Stock-Based Compensation

Compensation cost is recognized for stock options issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options.

Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer-financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Long-term Assets

These assets are reviewed for impairment when events indicate their carrying amounts may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Notes To Consolidated Financial Statements

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Reclassifications

Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no affect on prior year net income or shareholders’ equity.

Operating Segments

While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Corporation-wide basis, and operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Notes To Consolidated Financial Statements

3. SECURITIES

The following table summarizes the amortized cost and fair value of the available-for-sale securities and held-to-maturity investment securities portfolio at December 31, 2015 and 2014 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) for securities available for sale (in thousands):

	Amortized	Unrealized	Unrealized	Fair
2015	Cost	Gains	Losses	Value
Available-for-sale
United States Agency securities	$39,912	$1,540	$98	$41,354
State and municipal securities	45,555	1,118	29	46,644
U.S. Agency Mortgage-backed securities-residential	84,732	972	603	85,101
U.S. Corporate Bonds	3,106	9	6	3,109

Total securities available-for-sale	$173,305	$3,639	$736	$176,208

Held-to-maturity State and municipal securities	$4,506	$108	$-	$4,614

Total securities held-to-maturity	$4,506	$108	$-	$4,614

	Amortized	Unrealized	Unrealized	Fair
2014	Cost	Gains	Losses	Value
Available-for-sale
United States Agency securities	$43,035	$1,900	$195	$44,740
State and municipal securities	43,972	1,253	109	45,116
U.S. Agency Mortgage-backed securities-residential	71,553	1,450	355	72,648
U.S. Corporate Bonds	3,134	42	2	3,174

Total securities available-for-sale	$161,694	$4,645	$661	$165,678

Held-to-maturity
State and municipal securities	$9,302	$122	$-	$9,424

Total securities held-to-maturity	$9,302	$122	$-	$9,424

Sales of available-for-sale securities were as follows (in thousands):

	2015	2014
Proceeds	$ 6,409	$ 5,788
Gross gains	82	197
Gross losses	-	-

The tax provision related to these net realized gains was $32,000 for 2015 compared to $76,000 for 2014.

Notes To Consolidated Financial Statements

Securities with unrealized losses at December 31, 2015 and 2014, not recognized in income, are as follows (in thousands):

	2015		2014

	Fair	Unrealized	Fair	Unrealized
Loss For Less Than 12 Months	Value	Losses	Value	Losses

Available-for-sale
United States Agency securities	$5,109	$32	$-	$-
State and municipal securities	2,044	12	771	4
U.S. Agency Mortgage-backed securities-residential	23,863	277	5,623	28
U.S. Corporate Bonds	493	4	1,105	2
Total available-for-sale	$31,509	$325	$7,499	$34

	Fair	Unrealized	Fair	Unrealized
Loss For 12 Months Or More	Value	Losses	Value	Losses

Available-for-sale
United States Agency securities	$6,218	$66	$11,207	$195
State and municipal securities	2,833	17	7,366	105
U.S. Agency Mortgage-backed securities-residential	21,942	326	18,197	327
U.S. Corporate Bonds	1,084	2	-	-
Total available-for-sale	$32,077	$411	$36,770	$627

	Fair	Unrealized	Fair	Unrealized
Total	Value	Losses	Value	Losses

Available-for-sale
United States Agency securities	$11,327	$98	$11,207	$195
State and municipal securities	4,877	29	8,137	109
U.S. Agency Mortgage-backed securities-residential	45,805	603	23,820	355
U.S. Corporate Bonds	1,577	6	1,105	2
Total available-for-sale	$63,586	$736	$44,269	$661

Unrealized losses on the above securities have not been recognized into income because the issuers are of high credit quality, management does not intend to sell and it is unlikely that management will be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to fluctuations in interest rates. The fair value is expected to recover as the securities approach their maturity date and /or market rates adjust favorably.

Notes To Consolidated Financial Statements

The amortized cost and fair value of debt securities are shown by contractual maturity as of December 31, 2015 (in thousands):

	Amortized	Fair
	Cost	Value

Available-for-sale
Due in one year or less	$972	$982
Due after one year through five years	44,889	45,825
Due after five years through ten years	54,893	56,906
Due after ten years	72,551	72,495

Total available-for-sale	$173,305	$176,208

Held-to-maturity
Due in one year or less	$3,079	$3,104
Due after one year through five years	1,335	1,411
Due after five years through ten years	92	99
Due after ten years	-	-

Total held-to-maturity	$4,506	$4,614

At December 31, 2015 and 2014, securities with a fair value of $166,455,000 and $156,340,000 respectively, were pledged to secure governmental deposits, Federal Home Loan Bank advances and for other purposes as required or permitted by law. At year end 2015 and 2014, there were no holdings of securities of any one issuer, other than U.S. Government agencies, in an amount greater than 10% of shareholders’ equity.

4. LOANS

The following is a summary of loans outstanding at year-end (in thousands):

	2015	2014

Residential mortgages and home equity loans	$74,750	$76,923
Commercial loans	103,373	96,501
Commercial real estate loans	84,107	77,963
Consumer loans	17,903	17,050
Total	280,133	268,437

Net unearned loan origination fees and costs	625	520

Total loans	$280,758	$268,957

Notes To Consolidated Financial Statements

The recorded investment in loans includes principal outstanding adjusted for net unearned loan origination fees and cost, net loan premiums and discounts and loss on any loan charge-offs. The recorded investment in loans does not include accrued interest receivable, as the effect is not considered to be material. Commercial real estate loans are defined as loans secured by real estate for which rental income on the collateral property is the primary source of repayment of the loan.

The Company’s market area is largely Steuben, Allegany, Erie, Livingston, Monroe and Wyoming Counties in New York State. Most of its loans are made in its market area and, accordingly, the ultimate collectibility of the Company’s loan portfolio is susceptible to changes in market conditions in this area.

The following is a summary of changes in the allowance for loan losses by portfolio segment as of December 31, 2015 and 2014 (in thousands):

		Commercial	Residential
		Real	Real
2015	Commercial	Estate	Estate	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance	$1,146	$1,433	$132	$179	$210	$3,100
Provision for loan losses	160	119	8	46	(23)	310
Loan charge-offs	(57)	-	(25)	(107)	-	(189)
Recoveries	14	-	-	55	-	69

Total ending allowance balance	$1,263	$1,552	$115	$173	$187	$3,290

		Commercial	Residential
		Real	Real
2014	Commercial	Estate	Estate	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance	$1,243	$1,111	$187	$128	$191	$2,860
Provision for loan losses	(99)	318	(40)	159	19	357
Loan charge-offs	(11)	(20)	(15)	(155)	-	(201)
Recoveries	13	24	-	47	-	84

Total ending allowance balance	$1,146	$1,433	$132	$179	$210	$3,100

Notes To Consolidated Financial Statements

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2015 and 2014 (in thousands):

		Commercial	Residential
		Real	Real
2015	Commercial	Estate	Estate	Consumer	Unallocated	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$40	$-	$-	$-	$-	$40
Collectively evaluated for impairment	1,223	1,552	115	173	187	3,250

Total ending allowance balance	$1,263	$1,552	$115	$173	$187	$3,290

Loans:
Individually evaluated for impairment	$250	$845	$-	$-	$-	$1,095
Collectively evaluated for impairment	103,123	83,262	75,256	18,022	-	279,663

Total ending loan balance	$103,373	$84,107	$75,256	$18,022	$-	$280,758

		Commercial	Residential
		Real	Real
2014	Commercial	Estate	Estate	Consumer	Unallocated	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$88	$-	$-	$-	$-	$88
Collectively evaluated for impairment	1,058	1,433	132	179	210	3,012

Total ending allowance balance	$1,146	$1,433	$132	$179	$210	$3,100

Loans:
Individually evaluated for impairment	$295	$-	$-	$-	$-	$295
Collectively evaluated for impairment	96,187	77,963	77,362	17,150	-	268,662

Total ending loan balance	$96,482	$77,963	$77,362	$17,150	$-	$268,957

Notes To Consolidated Financial Statements

The following table presents loans evaluated for impairment by class of loans as of December 31, 2015 and 2014 (in thousands):

	Unpaid		Allowance for	Average	Interest	Cash Basis
	Principal	Recorded	Loan Losses	Recorded	Income	Interest
2015	Balance	Investment	Allocated	Investment	Recognized	Recognized
With no related allowance recorded:
Commercial	$-	$-	$-	$-	$-	$-
Commercial Real Estate:
Construction	-	-	-	-	-	-
Other	845	845	-	434	29	29
Residential Real Estate	-	-	-	-	-	-
With an allowance recorded:
Commercial	250	250	40	178	-	-
Commercial Real Estate:
Construction	-	-	-	-	-	-
Other	-	-	-	-	-	-
Residential Real Estate	-	-	-	-	-	-

Total	$1,095	$1,095	$40	$612	$29	$29

	Unpaid		Allowance for	Average	Interest	Cash Basis
	Principal	Recorded	Loan Losses	Recorded	Income	Interest
2014	Balance	Investment	Allocated	Investment	Recognized	Recognized
With no related allowance recorded:
Commercial	$-	$-	$-	$-	$-	$-
Commercial Real Estate:
Construction	-	-	-	-	-	-
Other	-	-	-	-	-	-
Residential Real Estate	-	-	-	-	-	-
With an allowance recorded:
Commercial	295	295	88	90	7	7
Commercial Real Estate:
Construction	-	-	-	-	-	-
Other	-	-	-	-	-	-
Residential Real Estate	-	-	-	-	-	-

Total	$295	$295	$88	$90	$7	$7

Notes To Consolidated Financial Statements

Nonaccrual loans and loans past due 90 days and over and still accruing include both smaller balance homogenous loans that are collectively evaluated for impairment and individually classified impaired loans.

The following table presents the recorded investment in nonaccrual and loans past due 90 days and over and still on accrual by class of loans as of December 31, 2015 and 2014 (in thousands):

		2015		2014
	Loans Past Due			Loans Past Due
	90 Days and Over and			90 Days and Over and
	Still Accruing	Nonaccrual	Total	Still Accruing	Nonaccrual	Total
Commercial	$-	$250	$250	$-	$336	$336
Commercial Real Estate:
Construction	-	-	-	-	-	-
Other	-	-	-	-	-	-
Consumer	3	3	6	-	28	28
Residential Real Estate	1	216	217	124	242	366

Total	$4	$469	$473	$124	$606	$730

The following table presents the aging of the recorded investment in past due loans as of December 31, 2015 and 2014 by class of loans (in thousands):

	30-59	60-89	Greater than
	Days	Days	89 days	Total	Loans Not
2015	Past Due	Past Due	Past Due	Past Due	Past Due	Total
Commercial	$494	$232	$104	$830	$102,543	$103,373
Commercial Real Estate:
Construction	-	-	-	-	8,903	8,903
Other	225	-	-	225	74,979	75,204
Consumer	104	14	6	124	17,898	18,022
Residential Real Estate	548	74	189	811	74,445	75,256

Total	$1,371	$320	$299	$1,990	$278,768	$280,758

	30-59	60-89	Greater than
	Days	Days	89 days	Total	Loans Not
2014	Past Due	Past Due	Past Due	Past Due	Past Due	Total
Commercial	$954	$47	$289	$1,290	$95,192	$96,482
Commercial Real Estate:
Construction	-	-	-	-	5,641	5,641
Other	55	-	-	55	72,267	72,322
Consumer	144	11	28	183	16,967	17,150
Residential Real Estate	516	76	331	923	76,439	77,362

Total	$1,669	$134	$648	$2,451	$266,506	$268,957

Notes To Consolidated Financial Statements

Troubled Debt Restructurings:

The Company has not identified any troubled debt restructurings as and during the years ending December 31, 2015 and 2014.

Credit Quality Indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis includes loans with an outstanding balance greater than $100,000, and non-homogeneous loans, such as commercial and commercial real estate loans. This analysis is performed on a quarterly basis. The Company uses the following definitions for risk ratings.

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Notes To Consolidated Financial Statements

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. Loans listed as not rated are either less than $100,000 or are included in groups of homogeneous loans. Loans categorized as “not rated” are evaluated based on delinquency which is previously presented. As of December 31, 2015 and 2014, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows (in thousands):

	Not		Special	Sub-
2015	Rated	Pass	Mention	standard	Doubtful	Total
Commercial	$-	$100,386	$1,171	$1,774	$42	$103,373
Commercial Real Estate:
Construction	-	8,903	-	-	-	8,903
Other	-	74,144	151	909	-	75,204
Consumer	18,022	-	-	-	-	18,022
Residential Real Estate	75,256	-	-	-	-	75,256

Total	$93,278	$183,433	$1,322	$2,683	$42	$280,758

	Not		Special	Sub-
2014	Rated	Pass	Mention	standard	Doubtful	Total
Commercial	$-	$94,271	$650	$1,422	$139	$96,482
Commercial Real Estate:
Construction	-	5,641	-	-	-	5,641
Other	-	72,028	221	73	-	72,322
Consumer	17,150	-	-	-	-	17,150
Residential Real Estate	77,362	-	-	-	-	77,362

Total	$94,512	$171,940	$871	$1,495	$139	$268,957

5. FAIR VALUE

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Notes To Consolidated Financial Statements

The Company used the following methods and significant assumptions to estimate fair value:

Investment Securities

The fair values for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2).

Impaired Loans

The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisal. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Other Real Estate Owned

Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Real estate owned properties are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Appraisals for collateral-dependent impaired loans and real estate owned are performed by certified general appraisers whose qualifications and licenses have been reviewed and verified by the Company. Once received, it is reviewed by one of the Company’s appraisal reviewers. The assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics are reviewed. On an annual basis, the Company compares the actual selling price of collateral that has been sold to the most recent appraised value to determine what additional adjustment should be made to the appraisal value to arrive at fair value.

Notes To Consolidated Financial Statements

Assets measured at fair value on a recurring basis are summarized below (in thousands):

			Fair Value Measurements at
			December 31, 2015 Using:
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
Financial Assets	Value	(Level 1)	(Level 2)	(Level 3)
Securities-available-for-sale
United States Agency securities	$41,354	$-	$41,354	$-
State and municipal securities	46,644	-	46,644	-
U.S. Agency mortgage-backed securities-residential	85,101	-	85,101	-
U.S. Corporate Bonds	3,109	-	3,109	-

Total investment securities available-for-sale	$176,208	$-	$176,208	$-

			Fair Value Measurements at
			December 31, 2014 Using:
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
Financial Assets	Value	(Level 1)	(Level 2)	(Level 3)
Securities-available-for-sale
United States Agency securities	$44,740	$-	$44,740	$-
State and municipal securities	45,116	-	45,116	-
U.S. Agency mortgage-backed securities-residential	72,648	-	72,648	-
U.S. Corporate Bonds	3,174	-	3,174	-

Total investment securities available-for-sale	$165,678	$-	$165,678	$-

There were no transfers between Level 1 and Level 2 during 2015 or 2014.

Notes To Consolidated Financial Statements

Assets measured at fair value on a nonrecurring basis are summarized below (in thousands):

			Fair Value Measurements at
			December 31, 2015 Using:
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
Impaired loans:
Commercial	$91	$-	$-	$91
Commercial Real Estate	845	-	-	845
Other real estate owned, net:
Commercial	135	-	-	135
Commercial Real Estate	998	-	-	998

			Fair Value Measurements at
			December 31, 2014 Using:
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
Impaired loans:
Commercial	$207	$-	$-	$207
Other real estate owned, net:
Commercial	70	-	-	70
Commercial Real Estate	1,521	-	-	1,521

The following table presents quantitative information about level 3 fair value measurements for assets measured at fair value on a non-recurring basis at December 31, 2015 and 2014 (amounts in thousands):

		Valuation		Weighted
December 31, 2015	Fair Value	Techniques	Unobservable Inputs	Average
Impaired Loans:
Commercial	$ 91	Sales comparison approach	Adjustment for differences between comparable sales	6.0%
Commercial-Real Estate	845	Sales comparison approach	Adjustment for differences between comparable sales	10.0%
Real estate owned:
Commercial	135	Sales comparison approach	Estimate of value from real estate broker	6.0%
Commercial-Real Estate	998	Income approach	Capitalization rate	9.0%

		Valuation		Weighted
December 31, 2014	Fair Value	Techniques	Unobservable Inputs	Average
Impaired Loans:
Commercial	$ 207	Sales comparison approach	Adjustment for differences between comparable sales	18.1%
Real estate owned:
Commercial	70	Sales comparison approach	Estimate of value from real estate broker	6.0%
Commercial-Real Estate	1,521	Income approach	Capitalization rate	9.6%

The following represent impairment charges recognized during the period:

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a recorded investment of $976,000, with a valuation allowance of $40,000 at December 31, 2015, resulting in no additional provision for loan losses at December 31, 2015. At December 31, 2014, impaired loans had a recorded investment of $295,000, with a valuation allowance of $88,000, resulting in no additional provision for loan losses for the year ending December 31, 2014.

Other real estate owned which is measured at the lower of carrying or fair value less costs to sell, had a net carrying amount of $1,133,000, which is made up of the outstanding balance of $1,262,000, net of a valuation allowance of $129,000 at December 31, 2015, resulting in a write-down of $109,000 for the year ending December 31, 2015. At December 31, 2014, other real estate owned had a net carrying amount of $1,591,000, which is made up of the outstanding balance of $1,852,000, net of a valuation allowance of $261,000, resulting in a write-down of $21,000 for the year ending December 31, 2014.

Notes To Consolidated Financial Statements

The carrying amount and estimated fair values of financial instruments at December 31, 2015 and 2014 were as follows (in thousands):

			Fair Value Measurements at
	Carrying		December 31, 2015 Using:
	Amount	Level 1	Level 2	Level 3	Total
Financial assets
Cash and due from banks	$8,156	$8,156	$-	$-	$8,156
Securities available-for-sale	176,208	-	176,208	-	176,208
Securities held-to-maturity	4,506	-	4,614	-	4,614
Net loans	277,468	-	-	277,468	277,468
Accrued interest receivable	1,758	-	962	796	1,758

Financial liabilities
Demand and savings deposits	285,238	285,238	-	-	285,238
Time deposits	109,360	-	109,360	-	109,360
Advances from FHLB	39,000	-	39,182	-	39,182
Subordinated debentures	2,062	-	1,645	-	1,645
Accrued interest payable	66	-	66	-	66

			Fair Value Measurements at
	Carrying		December 31, 2014 Using:
	Amount	Level 1	Level 2	Level 3	Total
Financial assets
Cash and due from banks	$10,374	$10,374	$-	$-	$10,374
Securities available-for-sale	165,678	-	165,678	-	165,678
Securities held-to-maturity	9,302	-	9,424	-	9,424
Net loans	265,857	-	-	267,508	267,508
Accrued interest receivable	1,701	-	995	706	1,701

Financial liabilities
Demand and savings deposits	245,661	245,661	-	-	245,661
Time deposits	137,703	-	137,798	-	137,798
Advances from FHLB	38,500	-	38,530	-	38,530
Subordinated debentures	2,062	-	1,652	-	1,652
Accrued interest payable	99	-	99	-	99

The estimated fair value approximates carrying amount for all items except those described below. Estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities.

Loans: The fair value is estimated using an internally generated cash flow, consisting of beginning known or estimated maturities, known or estimated principal payments, and assumed prepayments. Each month’s cash flow is then discounted to the current market or discount rate. The discount rate for fair value purposes is the current offering rate for the same loan category. The sum of the values for each period is aggregated to produce a value for the position as a whole.

Notes To Consolidated Financial Statements

Time Deposits: The fair value is estimated using internally generated cash flows, consisting of beginning known or estimated maturities, known or estimated principal payments, and usually a small assumed early withdrawal. Each month’s cash flow is then discounted to that month’s current market or discount rate modified by a constant spread. The current market rate varies by month, and is based on the LIBOR/swap curve. The sum of the values for each period is aggregated to produce a value for the position as a whole.

Borrowings: The fair values of the Company’s Federal Home Loan Bank advances are estimated using discounted cash flow analyses based on the current borrowings for similar types of borrowing arrangements resulting in a Level 2 classification. The fair values of the Company’s subordinated debentures are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements resulting in a Level 2 classification.

Accrued Interest Receivable/Payable: The carrying amount of accrued interest approximate fair value resulting in a Level 2 or Level 3 classification, is consistent with the classification of the asset or liability they are associated with.

Off-balance Sheet Instruments: Fair values for off-balance sheet, credit- related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining term of the agreements and the counterparties’ credit standing. The fair value of commitments is not material.

6. OTHER REAL ESTATE OWNED

Other real estate owned at December 31, 2015 and 2014 was as follows (in thousands):

	2015	2014

Other real estate owned	$1,262	$1,852
Valuation allowance	(129)	(261)

Net other real estate owned	$1,133	$1,591

Activity in the valuation allowance was as follows (in thousands):

	2015	2014

Beginning of Year	$261	$280
Additions charged to expense	109	21
Direct write-downs	(241)	(40)

End of Year	$129	$261

Expenses related to foreclosed assets include (in thousands):

	2015	2014

Net loss/(gain) on sales	$(9)	$(4)
Provision for unrealized losses	109	21
Operating expenses, net of rental income	98	8

End of Year	$198	$25

Notes To Consolidated Financial Statements

7. PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2015 and 2014 consist of the following (in thousands):

	2015	2014

Land	$2,151	$2,151
Bank premises	7,623	7,764
Furniture and equipment	6,901	6,742
Cost basis	16,675	16,657
Accumulated depreciation	9,991	9,743

Net	$6,684	$6,914

Depreciation expense was $415,000 and $416,000 for 2015 and 2014, respectively.

Operating Leases

The Company leases certain branch properties and equipment under operating leases. Rent expense was $224,000 for 2015 and $223,000 for 2014. Rent commitments, before considering renewal options that generally are present, were as follows (in thousands):

Year	Amount

2016	$238
2017	212
2018	173
2019	95
2020	86
Thereafter	96

Total	$900

8. GOODWILL AND INTANGIBLE ASSETS

The Company acquired Canisteo Savings and Loan Association (Canisteo) on February 20, 2009. As a result of this acquisition, goodwill of $64,000 was recorded by the Company. An annual impairment analysis of goodwill is performed with any identified impairment charged to expense. No impairment was identified in either 2015 or 2014. Also as a result of this acquisition, a core deposit intangible amount of $65,000 was initially recorded by the Company. The Company recorded $7,000 in annual amortization expense associated with this item during 2015 and 2014. The remaining net amount of $17,000 is included in intangible assets on the Statement of Financial Condition. The remaining core deposit intangible will be amortized over 3 more years.

Notes To Consolidated Financial Statements

9. INCOME TAXES

The components of income tax expense/(benefit) on operations are as follows (in thousands):

	Current	Deferred	Total
Year ended December 31, 2015
Federal	$1,931	$(121)	$1,810
State	73	(18)	55

Total	$2,004	$(139)	$1,865

	Current	Deferred	Total
Year ended December 31, 2014
Federal	$1,693	$(80)	$1,613
State	328	59	387

Total	$2,021	$(21)	$2,000

The actual and statutory tax rates on operations for the years ended December 31, 2015 and 2014 differ as follows:

	2015	2014

Statutory rate	34.0%	34.0%
Increase (decrease) resulting from:
Tax-exempt income	(8.2)	(8.9)
State taxes, net of federal income tax benefit	0.5	3.7
Other	0.4	0.3

Actual rate	26.7%	29.1%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2015 and 2014 are presented below (in thousands):

	2015	2014
Deferred tax assets
Allowance for loan losses	$ 1,109	$ 1,038
Deferred Compensation	1,203	1,079
Pension Plan	1,073	1,294
Other	137	179
Total gross deferred tax assets	3,522	3,590

Deferred tax liabilities
Depreciation	167	144
Net unrealized gain on securities available for sale	1,123	1,541
Prepaid pension expenses	770	804
Other	295	270
Total gross deferred tax liabilities	2,355	2,759

Net deferred tax asset/ (liability)	$ 1,167	$ 831

Notes To Consolidated Financial Statements

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Based on its assessment, management determined that no valuation allowance is necessary.

At December 31, 2015 and 2014 the Company had no unrecognized tax benefits. The Company does not expect the amount of unrecognized tax benefits to increase significantly within the next twelve months. There were no penalties or interest related to income taxes recorded in the income statement for the years ended December 31, 2015 and 2014 and no amounts accrued for penalties as of December 31, 2015 and 2014.

The Company is subject to U.S. federal income tax as well as income tax of the state of New York. The Company is no longer subject to examination by taxing authorities for years before 2012.

10. DEPOSITS

Contractual maturities of time deposits at December 31, 2015 and 2014 were as follows (in thousands):

	2015	2014

Under three months	$51,646	$66,574
Three to twelve months	30,828	33,198
Over one year to three years	26,721	32,521
Over three years	165	5,410

Total time deposits	$109,360	$137,703

Included in time deposits were $31,381,000 in brokered deposits at December 31, 2015 compared to $38,945,000 at December 31, 2014.

Time deposits that meet or exceed the FDIC Insurance limit of $250,000 at year end 2015 and 2014 were $32,694,000 and $48,339,000, respectively.

11. BENEFIT PLANS

Pension Plan

The Company has a funded noncontributory defined benefit pension plan that covers the majority of its employees. The plan provides defined benefits based on years of service and final average salary. The Company uses December 31 as the measurement date for its pension plan. New employees hired on or after March 1, 2009 are excluded from participation in the plan. The plan was frozen and curtailed to new benefit accruals as of December 31, 2012.

Notes To Consolidated Financial Statements

The following table sets forth the defined benefit pension plan’s change in benefit obligation and change in plan assets for the years ended December 31, 2015 and 2014 (in thousands):

	2015	2014
Change in projected benefit obligation:
Benefit obligation at beginning of year	$12,408	$10,067
Service cost	107	91
Interest cost	489	498
Actuarial (gain)/loss	(1,135)	2,261
Benefits paid and expected plan expenses	(537)	(509)
Benefit obligation at end of year	11,332	12,408
Change in plan assets:
Fair value of plan assets at beginning of year	11,229	10,853
Actual return on plan assets	(69)	902
Benefits paid and plan expenses	(527)	(526)
Contributions	-	-
Fair value of plan assets at end of year	10,633	11,229

Funded status at end of year (plan assets less benefit obligation)	$(699)	$(1,179)

Amount recognized in accumulated other comprehensive income/(loss) at December 31, 2015 and 2014 consists of (in thousands):

	2015	2014
Unrecognized net actuarial (loss), net of tax	$(1,700)	$(2,051)

The amount of net actuarial loss that will be amortized in 2016 is $164,000. The accumulated benefit obligation for the years ended December 31, 2015 and 2014 was $11,332,000 and $12,408,000 respectively. Pension costs consist of the following components for the years ended December 31, 2015 and 2014 (in thousands):

	2015	2014
Service cost	$107	$91
Interest on projected benefit obligation	488	498
Expected return on plan assets	(709)	(686)
Amortization of net loss	206	21
Net periodic pension expense (benefit)	$92	$(76)

	2015	2014

Net loss (gain)	$(366)	$2,062
Amortization of net loss	(206)	(21)
Total recognized in other
comprehensive income (gain)/loss	$(572)	$2,041

Total recognized in net periodic pension
cost/(income) and other comprehensive income	$(480)	$1,965

Notes To Consolidated Financial Statements

Weighted-average of assumptions used to determine net periodic cost are as follows:

	2015	2014
Discount rate	4.04%	5.10%
Expected long-term rate of return	6.50%	6.50%
Rate of Compensation Increase	0.00%	0.00%

Weighted-average of assumptions used to determine pension benefit obligations at year end are as follows:

	2015	2014
Discount rate	4.55%	4.04%
Rate of Compensation Increase	0.00%	0.00%

The New York State Banker’s Retirement System’s (“System”) overall investment strategy is to achieve a mix of approximately 97% of investments for long-term growth and 3% for near-term benefit payments with a wide diversification of asset types, fund strategies, and fund managers. The target allocations for System assets are shown in the table below. Cash equivalents consist primarily of government issues (maturing in less than three months) and short term investment funds. Equity securities primarily include investments in common stock, depository receipts, preferred stock and real estate investment trusts. Fixed income securities include corporate bonds, government issues, mortgage backed securities, municipals and other asset backed securities. Other investments are real estate interests and related investments held within a commingled pension trust fund.

The weighted average expected long-term rate of return is estimated based on current trends in the System’s assets as well as projected future rates of return on those assets and reasonable actuarial assumptions based on the guidance provided by ASOP No. 27 "Selection of Economic Assumptions for Measuring Pension Obligations" for long term inflation, and the real and nominal rate of investment return for a specific mix of asset classes. The following assumptions were used in determining the long-term rate of return:

Equity securities - Dividend discount model, the smoothed earnings yield model and the equity risk premium model.

Fixed income securities - Current yield-to-maturity and forecasts of future yields.

Other financial instruments - Comparison of the specific investment’s risk to that of fixed income and equity instruments and using judgment.

The long-term rate of return considers historical returns. Adjustments were made to historical returns in order to reflect expectations of future returns. These adjustments were due to factor forecasts by economists and long-term U.S. Treasury yields to forecast long-term inflation. In addition forecasts by economists and others for long-term GDP growth were factored into the development of assumptions for earnings growth and per capita income.

Effective February 2012, the System revised its investment guidelines. The System currently prohibits its investment managers from purchasing any security greater than 5% of the portfolio at the time of purchase or greater than 8% at market value in any one issuer. Effective June 25, 2013 the issuer of any security purchased must be located in a country in the MSCI (Morgan Stanley Capital International) World Index. In addition, the following are prohibited:

Notes To Consolidated Financial Statements

Equity securities - Short sales, unregistered securities and margin purchases.

Fixed Income securities - Mortgage backed derivatives that have an inverse floating rate coupon or that are interest only securities. Any asset backed security that is not issued by the U.S. Government or it’s agencies or it’s instrumentalities. Generally securities of less than Baa2/BBB quality may not be purchased. Securities of less than A-quality may not in the aggregate exceed 13% of the investment manager’s portfolio. An investment manager’s portfolio of commercial mortgage-backed securities and asset backed securities shall not exceed 10% of the portfolio at the time of purchase.

Other financial Instruments - Unhedged currency exposure in countries not defined as “high income economies” by the World Bank.

All other instruments not prohibited by the System are permitted. At December 31, 2015 and 2014 the System held certain investments which are no longer deemed acceptable to acquire. These positions will be liquidated when the investment managers deem that such liquidations is in the best interest of the System. The target allocation range below is both historic and prospective in that it has not changed since prior to 2013. It is the asset allocation range that the investment managers have been advised to adhere to and within which they may make tactical asset allocation decisions.

Weighted-
Average
		Percentage of Plan Assets at		Expected
	Target	December 31,		Long-Term
Asset Category	Allocation	2015	2014	Rate of Return
Cash equivalents	0-20%	5.2%	8.7%	0.16%
Equity securities	40-60%	47.2%	48.2%	3.97%
Debt securities	40-60%	43.9%	43.1%	2.01%
Other financial instruments	0-5%	3.7%	-	0.28%

Fair Value of Plan Assets

Fair value is defined under ASC 820 “Fair Value Measurements and Disclosures” as the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities.

Level 2: Inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

In instances in which the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Investments valued using the NAV (Net Asset Value) are classified as level 2 if the System can redeem its investment with the investee at the NAV at the measurement date. If the System can never redeem the investment with the investee at the NAV, it is considered a level 3. If the System can redeem the investment at the NAV at a future date, the System’s assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset.

The System uses the Thomson Reuters Pricing Service to determine the fair value of equities excluding commingled pension trust funds, the pricing service of IDC Corporate USA to determine the fair value of fixed income securities excluding commingled pension trust funds and JP Morgan Chase Bank, N.A. to determine the fair value of commingled pension trust funds.

The following table represents the Plan’s assets at fair value by class, as of December 31, 2015 and 2014 (in thousands):

	2015
	Level 1	Level 2	Level 3	Total
Cash Equivalents:
Foreign currencies	$5	$-	$-	$5
Short term investment funds (a)	-	551	-	551
Total Cash Equivalents	5	551	-	556
Equities:
Common Stock	1,922	-	-	1,922
Depository Receipts	49	-	-	49
Commingled Pension Trust Funds	-	1,551	-	1,551
Exchange Traded Funds	1,498	-	-	1,498
Total Equities	3,469	1,551	-	5,020
Fixed Income Securities:
Collateralized mortgage obligations	-	89	-	89
Commingled Pension Trust Funds	-	2,629	-	2,629
Corporate Bonds	-	506	-	506
Federal Home Loan Mortgage Corp	-	41	-	41
Federal National Mortgage Assoc	-	289	-	289
General National Mortgage Assoc. II	-	56	-	56
Government Issues	-	1,055	-	1,055
Total Fixed Income Securities	-	4,665	-	4,665
Other Investments:
Commingled Pension Trust Funds	-	-	392	392
Total Investments	$3,474	$6,767	$392	$10,633
(a) Fair value at NAV

	2014
	Level 1	Level 2	Level 3	Total
Cash Equivalents:
Foreign currencies	$5	$-	$-	$5
Government Issues	-	37	-	37
Short term investment funds (a)	-	940	-	940
Total Cash Equivalents	5	977	-	982
Equities:
Common Stock	2,189	-	-	2,189
Depository Receipts	27	-	-	27
Commingled Pension Trust Funds	-	1,605	-	1,605
Exchange Traded Funds	1,570	-	-	1,570
Preferred Stock	21	-	-	21
Total Equities	3,807	1,605	-	5,412
Fixed Income Securities:
Auto loan receivable	-	49	-	49
Collateralized mortgage obligations	-	101	-	101
Commingled Pension Trust Funds	-	3,132	-	3,132
Corporate Bonds	-	441	-	441
Federal Home Loan Mortgage Corp	-	11	-	11
Federal National Mortgage Assoc	-	290	-	290
General National Mortgage Assoc. II	-	18	-	18
Government Issues	-	764	-	764
Other Asset Backed Securities	-	24	-	24
Other Securities	-	5	-	5
Total Fixed Income Securities	-	4,835	-	4,835
Total Investments	$3,812	$7,417	$-	$11,229
(a) Fair value at NAV

Notes To Consolidated Financial Statements

At December 31, 2015 the portfolio was managed by two investment firms. Control was split approximately 58% and 38%, with the remaining 4% under direct control of the System. At December 31, 2014 the portfolio was managed by two investment firms. Control was split approximately 57% and 39%, with the remaining 4% under the direct control of the System.

At December 31, 2015, two of the commingled pension trust funds and an exchange traded fund accounted for 11%, 7% and 5% respectively of the total portfolio. At December 31, 2014, two of the commingled trust funds and a short term investment fund accounted for 13%, 9%, and 8% respectively of the entire investment portfolio. At both December 31, 2015, and 2014, there was a 5% portfolio concentration in a short term investment fund.

Pension Plan Investment Policies

The System was established in 1938 to provide for the payment of benefits to employees of participating banks. The System is overseen by a Board of Trustees who meet quarterly and set the investment policy guidelines. The Chief Executive Officer of the Company is a current member of the Board of Trustees for the System.

The System’s investment objective is to exceed the investment benchmarks in each asset category. Each firm operates under a separate written investment policy approved by the Trustees.

Each Firm reports at least quarterly to the Investment Committee and semi-annually to the Board.

Contributions

The Company is not required to make a contribution in 2016.

Estimated Future Benefit Payments of Pension Plan

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in thousands):

Pension
Year	Benefits

2016	$508
2017	568
2018	600
2019	627
2020	649
2021-2025	3,462

Notes To Consolidated Financial Statements

Deferred Compensation Plan

The Company has a Deferred Compensation Plan (DCP) which permits active directors and certain executive officers the option to defer receipt of a portion of their future salary, bonus, or directors’ fees. The amounts deferred will earn income at the Prime interest rate reported in the Wall Street Journal and are payable upon retirement. Deferred compensation liability at December 31, 2015 and 2014 was $3,239,000 and $2,904,000, respectively. Deferred compensation expense related to this plan was $278,000 in 2015 and $273,000 in 2014.

In conjunction with the DCP, the Company entered into split-dollar agreements on certain participants, whereby upon death, the participant’s beneficiary will receive the deferred account balance or a death benefit, whichever is greater. These split dollar agreements were financed through the purchase of life insurance policies. The cash surrender value of these policies was $9,294,000 and $9,042,000 at December 31, 2015 and 2014, respectively.

401(k) Plan

The Company sponsors a defined contribution profit sharing, 401(k) plan covering substantially all employees. The Company matched certain levels of each employee’s contributions to the plan and also made discretionary contributions that resulted in an expense of $481,000 and $491,000 in 2015 and 2014, respectively.

2010 Long-Term Stock Incentive Plan

The Company has a share based compensation plan as described below. Total compensation cost that has been charged against income for those plans was $3,000 for 2015 and $8,000 for 2014. The total income tax benefit was $1,000 for 2015 and $3,000 for 2014.

The Company’s 2010 Long-Term Stock Incentive Plan (“Plan”), which is shareholder approved, permits the grant of share options and share grants to its employees for up to 80,000 shares of common stock. Option awards are granted with an exercise price at least equal to the market price of the Company’s common stock at the date of grant; those option awards may have vesting periods ranging up to ten years.

A committee of the Board of Directors will administer the Plan. Their responsibility will include designating participants, determining the type and number of awards granted and establishing the terms and conditions of the awards.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of the Company’s common stock. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

The fair value of options granted was determined using the following weighted-average assumptions as of the grant date. There were no options granted in either 2015 or 2014.

Notes To Consolidated Financial Statements

A summary of the activity in the stock option plan for 2015 follows (in thousands except share data):

		Weighted Average	Weighted Average	Aggregate
		Exercise	Remaining	Intrinsic
	Shares	Price	Contractual Term	Value

Outstanding at beginning of year	22,100	$27.98	1.4 Years	$39
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited or expired	-	-	-	-
Outstanding at end of year	22,100	$27.98	1.4 Years	$39

Fully vested and expected to vest	22,100	$27.98	1.4 Years	$39
Exercisable at end of year	18,590	$27.60	1.2 Years	$40

Information related to the stock option plan during the year follows (in thousands):

	2015	2014

Intrinsic value of options exercised	$-	$4
Cash received from options exercised	-	23
Tax benefit realized from options exercised	-	1
Weighted average fair value of options granted	-	-

As of December 31, 2015 there was $1,000 of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The cost is expected to be recognized during the course of one year.

12. RELATED PARTY TRANSACTIONS

Executive officers and directors and their associates were customers of and had other transactions with the Company in the ordinary course of business. A summary of the changes in outstanding loans to executive officers and directors, or indirectly made for their benefit, for the years ended December 31, 2015 and 2014 is as follows (in thousands):

	2015	2014

Balance of loans outstanding at beginning of year	$262	$296
New loans and increases in existing loans	3,233	-
Loan principal payments	(39)	(34)

Balance at end of year	$3,456	$262

Deposits for executive officers, directors and their affiliates were $3,936,000 and $2,693,000 at December 31, 2015 and 2014 respectively.

Legal fees incurred in the ordinary course of business that were paid to Shults & Shults were $74,000 and $51,000 in 2015 and 2014, respectively. Shults & Shults is a partnership owned by David A. Shults, Chairman and Director and Eric Shults, Director both of whom are also shareholders of the Company.

Notes To Consolidated Financial Statements

13. REGULATORY CAPITAL REQUIREMENTS

Federal Deposit Insurance Corporation (“FDIC”) regulations require institutions to maintain minimum levels of regulatory capital. Under its prompt corrective action regulation, the FDIC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution’s consolidated financial statements. The regulations establish a framework for the classification of institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.

The U.S. Basel III rules became effective to the Bank on January 1, 2015, and set forth the composition of regulatory capital including the application of the regulatory capital adjustments and deductions. Prior to January 1, 2015, regulatory capital was calculated under the Basel I framework. Regulatory capital guidelines require that capital be measured in relation to the credit and market risks of both on- and off- balance sheet items using various risk weights. These risk weights were amended as part of the Basel III framework. The new capital rules implement a revised definition of regulatory capital including a new common equity Tier 1 capital ratio with a minimum requirement of 4.5% and a higher minimum Tier 1 capital ratio of 6.0%. Under the new rules, the total capital ratio remains at 8.0% and the minimum leverage ratio (Tier 1 capital to total assets) for all banking organizations is 4.0%.

Under the new capital rules, in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers, a banking organization must hold a capital conservation buffer composed of common equity Tier 1 capital above its minimum risk based capital requirements. The capital conservation buffer and the deductions from common equity Tier 1 capital phase in over time, beginning on January 1, 2016.

Management believes that as of December 31, 2015, the Bank meets all capital adequacy requirements to which it is subject. Further, the most recent FDIC notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the capital classification. The following table presents actual and required capital amounts (in thousands) and ratios for the Bank under Basil III framework at December 31, 2015:

			Required		To Be "Well
	Actual		for Capital		Capitalized" Under
	Regulatory		Adequacy		Prompt Corrective
	Capital:		Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2015
Total Capital	$ 53,577	17.02%	$ 25,181	8.00%	$ 31,476	10.00%
(to Risk Weighted Assets)
Tier 1 Capital	50,287	15.98	18,886	6.00	25,181	8.00
(to Risk Weighted Assets)
Common Tier 1 (CET 1)	50,287	15.98	14,164	4.50	20,459	6.50
(to Risk Weighted Assets)
Tier 1 Capital	50,287	10.29	19,557	4.00	24,446	5.00
(to Average Assets)

Notes To Consolidated Financial Statements

As discussed previously, the Basel III framework for capital requirements and capital calculation is substantially different from the previous Basel I framework to which the Bank was subject in prior periods. Therefore, capital ratios and requirements are not considered comparative between prior periods and the current period. The following table presents actual and required capital amounts (in thousands) and ratios for the Bank for the period ending December 31, 2014 and are shown only to disclose the Bank’s capital position under the regulatory framework in place as of that date:

			Required		To Be "Well
	Actual		for Capital		Capitalized" Under
	Regulatory		Adequacy		Prompt Corrective
	Capital:		Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2014
Total Capital	$ 49,736	17.77%	$ 22,390	8.00%	$ 27,988	10.00%
(to Risk Weighted Assets)
Tier 1 Capital	46,636	16.66	11,195	4.00	16,793	6.00
(to Risk Weighted Assets)
Tier 1 Capital	46,636	10.05	18,557	4.00	23,197	5.00
(to Average Assets)

The Company’s ratios are comparable to the Bank’s stated above. The Company’s actual Tier I capital ratio (to Average Assets) at December 31, 2015 was 10.41% compared to 10.19% for December 31, 2014.

14. SHAREHOLDERS’ EQUITY

The Company is dependent on receipt of dividends from the Bank in order to pay dividends to its shareholders. Payment of dividends by the Bank is limited or restricted in certain circumstances. According to state banking law, approval of the New York State Department of Financial Services is required for the declaration of dividends by a bank in any year in which the dividends declared will exceed its net profits for that year combined with its retained net profits of the preceding two years. Dividends in the amount of $10,237,000 are available from the Bank at December 31, 2015 without the approval of the New York State Department of Financial Services.

Notes To Consolidated Financial Statements

15. SUBORDINATED DEBENTURES

On July 16, 2007, Steuben Statutory Trust II, a trust formed by the Company, completed a pooled private offering of $2,000,000 of trust preferred securities. The Company issued $2,062,000 of subordinated debentures to the trust in exchange for ownership of all common security of the trust and the proceeds of the preferred securities sold by the trust. The trust is not consolidated with the Company’s financial statements, but rather the subordinated debentures are shown as a liability. The Company’s investment in the common stock of the trust was $62,000 and included in other assets. The Company may redeem the subordinated debentures in whole or in part, in a principal amount with integral multiples of $1, on or after September 15, 2012 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures are also redeemable in whole or in part from time to time, upon occurrence of specific events defined within the trust indenture. The Company has the option to defer interest payments on the subordinated debentures from time to time for a period not to exceed five consecutive years. The subordinated debentures may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The subordinated debentures have a variable rate of interest equal to the three month London Interbank Offered Rate (LIBOR) plus 1.55%. This rate resets on a quarterly basis and was 2.062% at December 31, 2015.

16. ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank of New York at December 31, 2015 and 2014 were as follows (in thousands):

	2015	2014

Maturities February 2016 through December 2019, all at fixed rates from 0.52% to 2.01%, averaging 0.98% for December 31, 2015 and 0.89% for December 31, 2014	$ 39,000	$ 38,500

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. The advances were collateralized by $63,048,000 and $44,997,000 of residential mortgage and commercial real estate loans under a blanket lien arrangement at December 31, 2015 and 2014, respectively. Maturities on these advances as of December 31, 2015 are as follows (in thousands):

Year	Amount

2016	$29,500
2017	1,500
2018	4,500
2019	3,500

Total	$39,000

Notes To Consolidated Financial Statements

17. COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are various outstanding commitments and contingent liabilities, such as guarantees, and commitments to extend credit, which are not reflected in the accompanying financial statements. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although the Company does not anticipate material losses as a result of these transactions. Mortgage and other loan commitments outstanding at December 31, 2015 and 2014 amounted to $73,657,000 and $48,113,000 respectively. Fixed interest rates on mortgage and other loan commitments outstanding can change prior to closing only if interest rates decrease. Variable rate loans float prior to closing. Outstanding commitments on letters of credit at December 31, 2015 and 2014 amounted to $1,642,000 and $1,460,000 respectively.

In the normal conduct of business, the Company is involved in various litigation matters. One of these matters involves a related party of the Company as a co-defendant with the bank with respect to a trust administration matter. In the opinion of management, the ultimate disposition of these matters should not have a materially adverse effect nor is material to the financial position of the Company. The Company had an accrued liability of $110,000 related to this matter at December 31, 2015 compared to $60,000 at December 31, 2014.

18. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following is changes in Accumulated Other Comprehensive Income (Loss) by component, net of tax, for the years ending December 31, 2015 and 2014 (in thousands):

	Unrealized
	Gains and
	Losses on	Defined
	Available-	Benefit
	for-sale	Pension
2015	Securities	Items	Total

Beginning balance	$2,443	$(2,051)	$392

Other comprehensive income/(loss)
before reclassification	(613)	225	(388)

Amounts reclassified from accumulated
other comprehensive income/(loss)	(50)	126	76

Net current period other comprehensive
income/(loss)	(663)	351	(312)

Ending balance	$1,780	$(1,700)	$80

Notes To Consolidated Financial Statements

	Unrealized
	Gains and
	Losses on	Defined
	Available-	Benefit
	for-sale	Pension
2014	Securities	Items	Total

Beginning balance	$669	$(800)	$(131)

Other comprehensive income/(loss)
before reclassification	1,894	(1,264)	630

Amounts reclassified from accumulated
other comprehensive income/(loss)	(120)	13	(107)

Net current period other comprehensive
income/(loss)	1,774	(1,251)	523

Ending balance	$2,443	$(2,051)	$392

Notes To Consolidated Financial Statements

The following is significant amounts reclassified out of each component of Accumulated Other Comprehensive Income (Loss) for the years ending December 31, 2015 and 2014 (in thousands):

	Details about	Amount	Affected Line item
	Accumulated Other	Reclassified from	in the Statement
	Comprehensive	Accumulated Other	where Net
2015	Income Components	Comprehensive Income	Income is presented

Unrealized gains and losses on available for sale securities		$ 82	Gain on sale of investments
and other assets
		82	Total before tax
		(32)	Tax expense

		$ 50	Net of tax

Amortization of defined benefit pension items
	Prior service costs	$ -
	Transition obligation	-
	Actuarial gains/(losses)	(206)	Salaries and employee benefits
		(206)	Total before tax
		80	Tax benefit

		$ (126)	Net of tax

	Total reclassification for the period	$ (76)	Net of tax

	Details about	Amount	Affected Line item
	Accumulated Other	Reclassified from	in the Statement
	Comprehensive	Accumulated Other	where Net
2014	Income Components	Comprehensive Income	Income is presented

Unrealized gains and losses on available for sale securities		$ 197	Gain on sale of investments
and other assets
		197	Total before tax
		(77)	Tax expense

		$ 120	Net of tax

Amortization of defined benefit pension items
	Prior service costs	$ -
	Transition obligation	-
	Actuarial gains/(losses)	(21)	Salaries and employee benefits
		(21)	Total before tax
		8	Tax benefit

		$ (13)	Net of tax

	Total reclassification for the period	$ 107	Net of tax